EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT
among
IDEX CORPORATION,
the Sellers party hereto,
and
CVI LASER, LLC
Dated as of May 10, 2011

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE	3
1.01 CALCULATION OF PURCHASE PRICE	3
1.02 PURCHASE AND SALE OF SECURITIES	3
1.03 ASSUMPTION OF CERTAIN LIABILITIES	3
1.04 THE CLOSING; PAYMENT FOR UNITS, INDEBTEDNESS AND COMPANY TRANSACTION EXPENSES; TAX BENEFITS	3
1.05 FINAL CASH ON HAND, NET WORKING CAPITAL AND INDEBTEDNESS CALCULATIONS	4
1.06 ESCROW AMOUNT	5
ARTICLE II CONDITIONS TO CLOSING; DELIVERIES	6
2.01 CONDITIONS TO EACH PARTY’S OBLIGATION	6
2.02 CONDITIONS TO BUYER’S OBLIGATIONS	6
2.03 CONDITIONS TO SELLERS’ AND THE COMPANY’S OBLIGATIONS	6
2.04 DELIVERIES	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH SELLER	7
3.01 AUTHORITY	7
3.02 EXECUTION AND DELIVERY; VALID AND BINDING AGREEMENT	7
3.03 OWNERSHIP OF THE UNITS	8
3.04 NO CONFLICT OR VIOLATION	8
3.05 LITIGATION	8
3.06 BROKERAGE	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
4.01 ORGANIZATION AND ORGANIZATIONAL POWER	8
4.02 SUBSIDIARIES	8
4.03 AUTHORIZATION; VALID AND BINDING AGREEMENT; NO BREACH; CONSENTS	8
4.04 CAPITALIZATION AND RELATED MATTERS	9
4.05 FINANCIAL STATEMENTS	9
4.06 ABSENCE OF CERTAIN DEVELOPMENTS	10
4.07 TITLE TO PROPERTIES; TANGIBLE ASSETS	11
4.08 TAX MATTERS	12
4.09 CONTRACTS AND COMMITMENTS	12
4.10 INTELLECTUAL PROPERTY	13
4.11 LITIGATION	14
4.12 EMPLOYEE BENEFIT PLANS	14
4.13 INSURANCE	15
4.14 COMPLIANCE WITH LAWS, EXPORT CONTROLS, IMPORT LAWS, FOREIGN CORRUPT PRACTICES ACT, AND OTHER APPLICABLE ANTI-BRIBERY/ANTI-CORRUPTION LAWS	15
4.15 ENVIRONMENTAL MATTERS	16
4.16 AFFILIATED TRANSACTIONS	16
4.17 EMPLOYEES	17
4.18 BROKERAGE	17
4.19 GOVERNMENTAL LICENSES AND PERMITS	17
4.20 CUSTOMERS AND SUPPLIERS	17
4.21 ACCOUNTS RECEIVABLE	18
4.22 INVENTORY	18
4.23 PRODUCT WARRANTY	18
4.24 NO OTHER REPRESENTATIONS	18
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	18
5.01 ORGANIZATION AND AUTHORITY	18
5.02 AUTHORIZATION; VALID AND BINDING AGREEMENT	18
5.03 NO BREACH	18
5.04 LITIGATION	19
5.05 INVESTMENT	19
5.06 BROKERAGE	19
5.07 KNOWLEDGE OF BUYER	19
5.08 NO OTHER REPRESENTATIONS	19
ARTICLE VI PRE-CLOSING COVENANTS	19
6.01 CONDUCT OF BUSINESS	19
6.02 ACCESS TO BOOKS AND RECORDS	19
6.03 CONSENTS	20
6.04 EXCLUSIVITY	20
6.05 DATA ROOM MATERIALS	20
6.06 UPDATES TO SCHEDULE 4.04	20
6.07 REMAINING DUE DILIGENCE	20
ARTICLE VII ADDITIONAL COVENANTS	20
7.01 ACCESS TO BOOKS AND RECORDS	20
7.02 DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION	21
7.03 REGULATORY FILINGS	21
7.04 CONDITIONS	22

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7.05 CONTACT WITH CUSTOMERS AND SUPPLIERS	22
7.06 EMPLOYEE BENEFITS	22
7.07 PAYMENT OF DIVIDEND	23
7.08 CONFIDENTIALITY	23
7.09 USE OF CORPORATE NAME OR TRADE NAME	23
ARTICLE VIII TERMINATION	24
8.01 TERMINATION	24
8.02 EFFECT OF TERMINATION	24
ARTICLE IX INDEMNIFICATION	24
9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	24
9.02 INDEMNIFICATION FOR THE BENEFIT OF BUYER	24
9.03 INDEMNIFICATION FOR THE BENEFIT OF THE SELLERS	25
9.04 SPECIAL RULE FOR FRAUD	26
9.05 MANNER OF PAYMENT	26
9.06 DEFENSE OF THIRD-PARTY CLAIMS	26
9.07 DETERMINATION OF LOSS AMOUNT	27
9.08 TERMINATION OF INDEMNIFICATION	27
9.09 LIMITATION ON RECOURSE	27
9.10 CHARACTERIZATION OF PAYMENTS	27
ARTICLE X SELLER REPRESENTATIVE	28
10.01 DESIGNATION	28
10.02 AUTHORITY	28
10.03 AUTHORITY; INDEMNIFICATION	28
10.04 SELLER REPRESENTATIVE HOLDBACK	28
10.05 EXCULPATION	29
10.06 SURVIVAL	29
ARTICLE XI ADDITIONAL COVENANTS AND AGREEMENTS	29
11.01 DISCLOSURE GENERALLY	29
11.02 ACKNOWLEDGMENTS BY BUYER	29
11.03 TAX MATTERS	30
11.04 WARN	32
11.05 FURTHER ASSURANCES	32
ARTICLE XII DEFINITIONS	32
12.01 DEFINITIONS	32
12.02 CROSS-REFERENCE OF OTHER DEFINITIONS	35
ARTICLE XIII MISCELLANEOUS	37
13.01 PRESS RELEASES AND COMMUNICATIONS	37
13.02 EXPENSES	37
13.03 KNOWLEDGE DEFINED	37
13.04 NOTICES	37
13.05 ASSIGNMENT	38
13.06 SEVERABILITY	38
13.07 REFERENCES	38
13.08 NO STRICT CONSTRUCTION	38
13.09 AMENDMENT AND WAIVER	38
13.10 COMPLETE AGREEMENT	38
13.11 COUNTERPARTS	38
13.12 WAIVER OF JURY TRIAL	38
13.13 SPECIFIC PERFORMANCE	38
13.14 GOVERNING LAW; CONSENT TO JURISDICTION	39
13.15 LEGAL REPRESENTATION; CONFLICT WAIVER ACKNOWLEDGEMENT	39
Exhibits
Exhibit A: Form of Escrow Agreement
Exhibit B: Form of Disbursing Agent Agreement
Exhibit C: Allocation Methodology

ii

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) dated as of May 10, 2011, is made by and among IDEX Corporation, a Delaware corporation (“Buyer”), CVI Laser, LLC, a Delaware limited liability company (the “Company”), the Persons listed on the signature pages hereto under the heading “Sellers” (collectively referred to herein as “Sellers” and individually as a “Seller”), and Norwest Equity Partners VII, LP, as the Seller Representative (as such term is defined in Section X.A of this Agreement). Capitalized terms used and not otherwise defined herein have the meanings set forth in XII.
RECITALS
WHEREAS, Sellers collectively own all of the issued and outstanding Class A Units and Class B Units (collectively, the “Units”) of the Company as of the date of this Agreement.
WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, all of the Units which are issued and outstanding and owned by Sellers as of the Closing Date.
          NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
I.
PURCHASE AND SALE
     A. Calculation of Purchase Price.
     1. At least three Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Closing Payment Certificate”) setting forth (i) its good faith estimate of Cash On Hand (such estimate is referred to as the “Estimated Cash On Hand”), (ii) its good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”), (iii) its good faith estimate of the Closing Date Indebtedness (such estimate is referred to as the “Estimated Closing Date Indebtedness”), (iv) the aggregate amount of Company Transaction Expenses, (v) the Transaction Payment Amount and (vi) wire instructions for the accounts to which funds are to be wired.
     2. For purposes hereof, the “Purchase Price” means an amount equal to (A) $400,000,000, plus (B) the Estimated Cash On Hand (which amount may be negative), minus (C) the Estimated Closing Date Indebtedness, plus (D) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (E) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (F) without duplication, the aggregate amount, if any, of Company Transaction Expenses to be paid by Buyer at the Closing (as detailed in the Closing Payment Certificate), minus (G) the Transaction Payment Amount, minus (H) the Escrow Amount, minus (I) the Seller Representative Holdback.
     B. Purchase and Sale of Securities. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from each Seller, all of the Units held by such Seller as such ownership is set forth on Schedule IV.D. The consideration to be paid to each Seller in exchange for such Seller’s Units shall be an amount of cash equal to such Seller’s allocable share of the Purchase Price as set forth on Schedule B (which Schedule B shall be updated at and as of the Closing), which shall be subject to adjustment in accordance with Section E hereof. At the Closing, Buyer shall pay to the Disbursing Agent on behalf of Sellers an amount equal to the Purchase Price by wire transfer of immediately available funds so that the Disbursing Agent can pay such cash to each Seller pursuant to the terms of the Disbursing Agent Agreement.
     C. Assumption of Certain Liabilities. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree: (a) that the liabilities and other obligations set forth on Schedule I.C (the “Assumed Liabilities”) are known to Buyer and shall continue to be liabilities and obligations of the Company and its Subsidiaries from and after the Closing, (b) that the amounts of the Assumed Liabilities set forth on Schedule I.C reflect the Company’s estimate of the amounts of such Assumed Liabilities as of the date hereof (or, if otherwise indicated on such Schedule I.C, as of the date so indicated), (c) that the actual amount of such Assumed Liabilities as of the date hereof (or such otherwise indicated date), both on an individual and aggregate basis, may differ from the actual amounts thereof both as of the date of such estimate and, if different, as of the date hereof, and, additionally, such amounts may change over time and (d) that in no event shall the Assumed Liabilities, or any variations to or changes in the amounts of the Assumed Liabilities (including as between estimated amounts and actual amounts), be subject to any purchase price adjustment under Section I.E, indemnification under IX, or any other recourse against any Seller pursuant to the terms of this Agreement.
     D. The Closing; Payment for Units, Indebtedness and Company Transaction Expenses; Tax Benefits.

     1. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP located at 355 South Grand Avenue, Los Angeles, California 90071 at 10:00 a.m. (Albuquerque time) on the second Business Day following satisfaction or waiver of all of the closing conditions set forth in II (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and the Seller Representative. The date on which the Closing shall occur is referenced herein as the “Closing Date”.
     2. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:
          Buyer shall deliver the Purchase Price to the Disbursing Agent in accordance with Section B in exchange for the Units held by each Seller;
          Buyer shall deliver the Escrow Amount to the Escrow Agent in accordance with Section I.F;
          Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Indebtedness of the Company and its Subsidiaries set forth on Schedule 0, in each case, in such amounts as are then outstanding as of immediately prior to the Closing in accordance with the terms thereof (and to the extent available, any payoff letters with respect thereto), by wire transfer of immediately available funds (the “Indebtedness Payoff Amount”); provided, however, that notwithstanding its inclusion on Schedule 0, Buyer may elect to assume all obligations under (and shall not then be required to repay or cause to be repaid) the Industrial Revenue Bonds, series 1998, issued by the City of Albuquerque, New Mexico; and
          Buyer shall pay, or cause to be paid, on behalf of Sellers and the Company, the Company Transaction Expenses (as detailed in the Closing Payment Certificate) by wire transfer of immediately available funds to accounts specified in the Closing Payment Certificate.
     3. Sellers acknowledge that they will have no claims against Buyer with respect to (i) payments that have been actually wired by Buyer to the Disbursing Agent pursuant to Section 0 or to the Seller Representative pursuant to Section E.3, in each case upon receipt by such Person, or (ii) any division of such payments among Sellers thereafter, except, in each case, to the extent any payments by Buyer are insufficient to satisfy its obligations under, or otherwise result in a breach or violation of, the terms of this Agreement.
     4. Any Tax benefit arising from the payment of the Indebtedness Payoff Amount (exclusive of the step-up in basis of the assets attributable thereto) and any Company Transaction Expenses shall be allocated to Sellers.
     E. Final Cash On Hand, Net Working Capital and Indebtedness Calculations.
     1. Determination. As promptly as possible, but in any event within 90 days after the Closing Date, the Seller Representative will deliver to Buyer an audited consolidated balance sheet of the Company as of the Determination Moment (the “Closing Balance Sheet”), prepared, at Buyer’s expense, in accordance with GAAP applied consistently with the Company’s Accounting Practices and Procedures, and a reasonably detailed statement (the “Closing Statement”) setting forth the Seller Representative’s calculations of Cash On Hand, the Closing Date Indebtedness and the Net Working Capital Amount prepared based on the Closing Balance Sheet. From the Closing until the delivery of the Closing Balance Sheet and the Closing Statement, the Seller Representative and its auditors, accountants and other representatives shall be permitted reasonable access during normal business hours to the Company’s and its Subsidiaries’ auditors, accountants, facilities, personnel, books and records and other documents in connection with the preparation of the Closing Balance Sheet and the Closing Statement. In connection with the preparation of the Closing Balance Sheet, KPMG LLP will perform a review of the inventory of the Company and its Subsidiaries consistent with the standard inventory work performed by KPMG LLP in connection with an audit, as set forth on Schedule E, which review will be performed at Buyer’s sole expense and the results of which will be included in the Closing Balance Sheet and the Closing Statement. For the avoidance of doubt, to the extent of any inconsistency between generally accepted auditing standards (“GAAS”) necessary to issue financial statements in accordance with GAAP and Schedule 1.05, the GAAS requirements shall control. After delivery of the Closing Balance Sheet and the Closing Statement, Buyer and its accountants shall be permitted reasonable access during normal business hours to review the work papers, if any, of the Seller Representative (including any work papers of the Seller Representative’s accountants) related to the preparation of the Closing Balance Sheet and the Closing Statement, subject to such confidentiality restrictions as the Seller Representative or its accountants shall reasonably request. Buyer and its accountants may make inquiries of the Seller Representative and its accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of its review thereof, and the Seller Representative shall, and shall use its commercially reasonable efforts to cause any such accountants to, cooperate with and respond to such inquiries. If Buyer has any objections to the Closing Statement, Buyer shall deliver to the Seller Representative a statement setting forth in reasonable detail the item in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Seller Representative within 30 days after delivery of the Closing Statement (or if access to the work papers as described above is requested, within 30 days after such access is granted), the Closing Statement shall be final, binding and non-appealable by the parties hereto. The Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by the Seller Representative and Buyer, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Seller Representative and Buyer shall submit such dispute to PriceWaterhouseCoopers LLP (the “Independent Auditor”). If any dispute is submitted to the Independent Auditor, each party will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may request and are available to that party or its independent accountants (including information of the Company and its Subsidiaries) and each party shall be afforded the opportunity to present the Independent Auditor material relating to the determination and to discuss the determination with the Independent Auditor. The Independent Auditor shall not act as an arbitrator and shall resolve only those matters that remain in dispute after the 15-day resolution period. It is the intent of Buyer and the Company that the process set forth in this Section I.E and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The Seller Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable but in no event later than 30 days after submission of the disputed issues to the Independent Auditor. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or the Seller Representative (which amount may be paid from the Seller Representative Holdback), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.
     2. Adjustments.
          Cash On Hand Adjustment. If the Cash On Hand as finally determined pursuant to Section I.E.1 above is greater than the Estimated Cash On Hand, Buyer or the Company shall pay to each Seller such Seller’s Percentage Share of such excess in accordance with Section I.E.3. If the Cash On Hand as finally determined pursuant to Section I.E.1 above is less than the Estimated Cash On Hand, Buyer shall be paid such shortfall in accordance with Section I.E.3.
          Net Working Capital Adjustment. If the positive difference between Net Working Capital Amount as finally determined pursuant to Section I.E.1 above and the Estimated Net Working Capital Amount is greater than $1,000,000, Buyer or the Company shall pay to each Seller such Seller’s Percentage Share of such excess over $1,000,000 in accordance with Section I.E.3. If the absolute value of the negative difference between Net Working Capital Amount as finally determined pursuant to Section I.E.1 above and the Estimated Net Working Capital Amount is greater than $1,000,000, Buyer shall be paid such excess over $1,000,000 in accordance with Section I.E.3.
          Closing Date Indebtedness Adjustment. If the Closing Date Indebtedness as finally determined pursuant to Section I.E.1 above is less than the Estimated Closing Date Indebtedness, Buyer or the Company shall pay to each Seller such Seller’s Percentage Share of such shortfall in accordance with Section I.E.3. If the Closing Date Indebtedness as finally determined pursuant to Section I.E.1 above is greater than the Estimated Closing Date Indebtedness, Buyer shall be paid such excess in accordance with Section I.E.3.
     3. Final Adjustment Amount. Without duplication, all amounts owed pursuant to Sections 0, 0, and 0 shall be aggregated, and the net amount (if any) owed by Buyer to Sellers, on the one hand, or from the Escrow Fund to Buyer, on the other hand, shall be referred to as the “Final Adjustment Amount”; it being understood and agreed that if the net effect pursuant to this Section I.E.3 is an increase in the total consideration payable by Buyer, then Buyer shall make a cash payment to the Disbursing Agent in an amount equal to such Final Adjustment Amount, and if the net effect pursuant to this Section I.E.3 is a decrease in the total consideration payable by Buyer, then the Seller Representative shall cause to be paid to Buyer from the Escrow Fund an aggregate amount equal to the Final Adjustment Amount; provided that to the extent such Final Adjustment Amount to be paid to Buyer exceeds the Escrow Fund, each Seller shall pay to Buyer such Seller’s Percentage Share of such excess. The Final Adjustment Amount shall be treated as an adjustment to the total consideration paid by Buyer. Payment of the Final Adjustment Amount shall be paid by wire transfer of immediately available funds to an account designated by Buyer, in the case of any payment to Buyer, and the Seller Representative, in the case of any payment to the Sellers, within five business days after the date of final determination.
     F. Escrow Amount. The “Escrow Amount” shall initially be an aggregate amount equal to $20,000,000, subject to replenishment pursuant to the terms of this Section F, and shall be released in accordance with the terms of the Escrow Agreement. In the event that the Final Adjustment Amount (a) decreases the Purchase Price, (b) is paid to Buyer from the Escrow Fund in accordance with Section I.E.3, and (c) is greater than $3,000,000 in the aggregate, then, within 15 days of the payment of the Final Adjustment Amount by the Escrow Agent, the Seller Representative shall deliver to the Escrow Agent from the Seller Representative Holdback an amount equal to the amount by which the Final Adjustment Amount exceeds $3,000,000 (the “Replenishment Amount”); provided that in no event shall the Replenishment Amount delivered by the Seller Representative reduce the funds remaining in the Seller Representative Holdback to an amount less than $1,000,000 (the “Holdback Floor”); provided further that in no event shall the Replenishment Amount delivered by the Seller Representative exceed $2,000,000 in the aggregate (the “Replenishment Cap”). For the avoidance of doubt, neither the Seller Representative nor the Sellers shall have any obligation to replenish the Escrow Fund (i) in the event that the Final Adjustment Amount is $3,000,000 or less in the aggregate or (ii) for any portion of the Final Adjustment Amount paid to Buyer from the Escrow Fund in excess of the Replenishment Cap.
II.
CONDITIONS TO CLOSING; DELIVERIES
     A. Conditions to Each Party’s Obligation. The respective obligation of each party hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by such party of the following conditions on or prior to the Closing Date:
     1. All of the consents and approvals of governmental authorities which are set forth on Schedule II.A.1 shall have been obtained;
     2. No judgment, decree or order shall have been entered, promulgated, enforced or issued by any governmental authority which would prevent the consummation of the transactions contemplated by this Agreement;
     3. At the Closing, Buyer and the Seller Representative, on behalf of Sellers, shall have delivered the Escrow Agreement, duly executed by Buyer, the Seller Representative, and the Escrow Agent; and
     4. At the Closing, Buyer and the Seller Representative, on behalf of Sellers, shall have delivered the Disbursing Agent Agreement, duly executed by Buyer, the Seller Representative, and the Disbursing Agent.
     B. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement, is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Buyer’s absolute and sole discretion, may be waived in writing in whole or in part without impairing or affecting any right of indemnification or to equitable relief under this Agreement except as provided herein):
     1. The representations and warranties set forth in III and IV shall be true and correct at and as of the date of this Agreement and as of the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a material adverse effect on (i) the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of Sellers and the Company to consummate the transactions contemplated hereby;
     2. The Company and Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
     3. Since the date of this Agreement, no Material Adverse Change shall have occurred and be continuing;
     4. No action, suit or proceeding shall be pending against Buyer, Sellers or the Company, at law or in equity, by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, seeking to enjoin, or adversely affecting (other than in an immaterial manner), the transactions contemplated by this Agreement; and
     5. At the Closing, the Company or the Seller Representative, on behalf of Sellers, shall have delivered to Buyer a certificate of the Company in the form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections II.B.1, II.B.2 and II.B.4, as they relate to the Company and the Sellers, have been satisfied.
     6. All agreements and other arrangements, whether oral or written, with Related Persons which are disclosed pursuant to Section IV.P shall be terminated on or prior to the Closing, except to the extent the continuation thereof is specifically consented to by Buyer in writing.
     C. Conditions to Sellers’ and the Company’s Obligations. The obligation of Sellers and the Company to consummate the transactions contemplated by this Agreement, is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in the Seller Representative’s absolute and sole discretion, may be waived in writing in whole or in part without impairing or affecting any right of indemnification or to equitable relief under this Agreement):

     1. The representations and warranties set forth in V shall be true and correct at and as of the date of this Agreement and as of the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a material adverse affect on (i) the assets, business, financial condition or results of operations of Buyer or (ii) the ability of Buyer to consummate the transactions contemplated hereby;
     2. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
     3. No action, suit or proceeding shall be pending against Buyer, Sellers or the Company, at law or in equity, by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, seeking to enjoin, or adversely affecting (other than in an immaterial manner), the transactions contemplated by this Agreement; and
     4. At the Closing, Buyer shall have delivered to the Seller Representative a certificate of Buyer in the form reasonably satisfactory to the Seller Representative, dated as of the Closing Date, stating that the preconditions specified in Sections II.C.1, II.C.2 and II.C.3, as they relate to the Buyer, have been satisfied.
     D. Deliveries.
     1. At or prior to the Closing, the Company or the Seller Representative, on behalf of Sellers, shall deliver, or cause to be delivered, to Buyer:
          a copy of the articles of organization of the Company (certified by the Secretary of the State of Delaware) and a certificate of good standing from the State of Delaware for the Company dated within five days of the Closing Date;
          a certified copy of the Company’s operating agreement;
          certified copies of the resolutions duly adopted by the Company’s management committee authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby;
          such instruments as shall be necessary and reasonably requested by Buyer documenting the transfer to Buyer of title in and to the Units in accordance with the terms of this Agreement; and
          payoff letters in form and substance reasonably satisfactory to Buyer relating to all Indebtedness paid pursuant to Section 1.04(b)(iii), in each case evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date).
     2. At or prior to the Closing, Buyer shall deliver, or shall cause to be delivered, to the Seller Representative certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby.
III.
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
     Each Seller, solely for himself, herself or itself (on a several and not joint basis), represents and warrants to Buyer as of the date hereof as follows:
     A. Authority. Such Seller has all requisite legal capacity, power and authority (including, if applicable, full organizational power and authority) to execute and deliver this Agreement and to perform such Seller’s obligations hereunder.
     B. Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Seller, and no other proceedings by such Seller are necessary to authorize the execution, delivery or performance of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby. Assuming this Agreement is the valid and binding agreement of each of the other parties hereto, this Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

     C. Ownership of the Units. Such Seller is the record and beneficial owner of the Units set forth opposite such Seller’s name on Schedule IV.D. At Closing, such Seller shall transfer to Buyer good title to such Seller’s Units, free and clear of any Liens, other than applicable federal and state securities law restrictions and restrictions and Liens being released at the Closing.
     D. No Conflict or Violation. Except, (i) with respect to clauses 1(y)(B) and (2) below, for matters that individually or in the aggregate, are not reasonably expected to prevent, materially impede, interfere with, hinder or delay the consummation by such Seller of the transactions contemplated hereby, and (ii) for the applicable requirements of the HSR Act and foreign equivalents thereof (the “Foreign Equivalents”) and approval of the French Ministry of Economy pursuant to articles L. 151-3 and R. 153-1 and seq. of the French Monetary and Financial Code (Code Monétaire et Financier) and article 4 of the Order (Arrété) dated March 7, 2003 (collectively, the “French Legal Requirements”), the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not (1) result in (x) the creation of any Lien upon any Units held by such Seller under, or (y) result in any breach of, constitute any default under, or result in a violation of, in each case (A) the provisions of such Seller’s certificate or articles of incorporation or bylaws or equivalent organizational documents, (B) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Seller is bound, or any law, statute or regulation or (C) any order, judgment or decree to which such Seller is subject, or (2) require any permit, authorization, consent or approval by, filing with or notice or declaration to any court or other governmental body.
     E. Litigation. There are no actions, suits or proceedings pending or, to such Seller’s knowledge, threatened against such Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.
     F. Brokerage. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.
IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer as of the date hereof that:
     A. Organization and Organizational Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its businesses as now conducted. The Company is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership of assets or property or the conduct of businesses as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing would not materially affect the ability of Buyer and the Company to operate the business of the Company and its Subsidiaries in the ordinary course and consistent with past practices. The Company has made available to Buyer true and complete copies of the organizational documents of the Company as currently in effect.
     B. Subsidiaries.
     1. Except as set forth on Schedule IV.B, neither the Company nor any of its Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Schedule IV.B sets forth the jurisdiction of organization of each Subsidiary of the Company and each jurisdiction where the Company and each Subsidiary of the Company is qualified to do business.
     2. Except as set forth on Schedule IV.B, each Subsidiary of the Company is wholly owned by the Company or another Subsidiary of the Company as indicated on Schedule IV.B.
     3. Each Subsidiary of the Company identified on Schedule IV.B (i) is validly existing and in good standing (when applicable) under the laws of the jurisdiction of its organization, (ii) has all requisite organizational power and authority to own, operate and lease its properties and to carry on its businesses as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership of assets or property or the conduct of its business as now conducted requires it to be so qualified or licensed, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not materially affect the ability of Buyer and the Company to operate the business of the Company and its Subsidiaries in the ordinary course and consistent with past practices. The Company has made available to Buyer true and complete copies of the organizational documents of each of its Subsidiaries as currently in effect.
     4. The minute books of the Company and each Subsidiary of the Company contain records, that are true and correct in all material respects, of all meetings and other material corporate actions held or taken since January 1, 2008 of their respective shareholders, members, partners or other equity holders and boards of directors or other governing bodies (including committees of their respective boards of directors or other governing bodies) through the date hereof. All such minute books of the Company and its Subsidiaries have been made available to Buyer.
     C. Authorization; Valid and Binding Agreement; No Breach; Consents.

     1. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and no other limited liability company action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     2. Except (i) as set forth on Schedule IV.C, (ii) for the applicable requirements of the HSR Act and the Foreign Equivalents and approval of the French Ministry of Economy pursuant to the French Legal Requirements and (iii) with respect to clauses (1)(y) and (2) below, where the failure of any of the following to be true would not materially affect the ability of Buyer and the Company to operate the business of the Company and its Subsidiaries, after the Closing, in the ordinary course and consistent with past practices, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not (1) result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset or property of the Company or any of its Subsidiaries, or give rise to any third-party rights of termination or amendment or to a loss of a material benefit to which the Company or any of its Subsidiaries is entitled (x) under the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or equivalent organizational documents, (y) under any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is bound, or any law, statute or regulation or (z) under any order, judgment or decree to which the Company or any of its Subsidiaries is subject, or (2) require any permit, authorization, consent or approval by, filing with or notice or declaration to any court or other governmental body.
     3. Except (i) as otherwise set forth on Schedule IV.C or (ii) where the failure of any of the following to be true would not materially affect the ability of Buyer and the Company to operate the business of the Company and its Subsidiaries, after the Closing, in the ordinary course and consistent with past practices, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by any Seller, the Company, or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.
     D. Capitalization and Related Matters.
     1. (i) Schedule IV.D sets forth the authorized and, as of the date of this Agreement, issued and outstanding equity interests of the Company and its Subsidiaries, the name of each record holder of the Company’s or such Subsidiary’s equity interests, and the amount of such class of the Company’s or its Subsidiaries’ equity interests held of record by each such holder and (ii) the Units represent one hundred percent (100%) of the issued and outstanding equity interests in the Company.
     2. Except as set forth on Schedule IV.D, all outstanding Units and other equity securities of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights. Except as set forth on Schedule IV.D, there are no outstanding (i) Units, other equity interests or voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Units, other equity interests or voting securities of the Company or any of its Subsidiaries or (iii) options, warrants, unit appreciation rights, phantom units or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver or sell, any Units, other equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Company or any of its Subsidiaries (the items in clauses IV.D.2(i), IV.D.2(ii) and IV.D.2(iii) being referred to collectively as the “Company Securities”). Except as set forth on Schedule IV.D, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or retire for value any Company Securities. Except as set forth on Schedule IV.D, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which the Company or any of its Subsidiaries is a party, or by which it is bound, with respect to the governance of the Company or any of its Subsidiaries or the voting or transfer of any Company Securities.
     3. Schedule IV.D.3 sets forth a list of all outstanding Indebtedness of the Company and each Subsidiary of the Company. No material default exists with respect to any such Indebtedness.
     E. Financial Statements.
     1. Set forth on Schedule E are: (i) an unaudited consolidated balance sheet as of March 31, 2011 (the “Latest Balance Sheet”), and the related consolidated statements of income and cash flow of the Company for the 3-month period then ended (together with the Latest Balance Sheet, the “Unaudited Financial Statements”) and (ii) the audited consolidated balance sheet as of December 31, 2010, (the “2010 Audited Balance Sheet”), and the related consolidated statements of income and cash flow of the Company for the fiscal years ended December 31, 2010

(together with the 2010 Audited Balance Sheet, the “Audited Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule E, the Financial Statements (including the related notes and schedules) have been based upon the information concerning the Company and its Subsidiaries contained in the Company’s and its Subsidiaries’ books and records, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein and have been prepared in accordance with GAAP consistently applied throughout the periods referred to therein (subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments, which are not expected, individually or in the aggregate, to be material in amount or effect and the absence of footnotes and other presentation items).
     2. The Company and its Subsidiaries maintain in all material respects proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare the consolidated financial statements of the Company and its Subsidiaries and to maintain accountability for the Company’s and its Subsidiaries’ consolidated assets; (iii) prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries; (iv) the reporting of the Company’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
     3. There are no liabilities or obligations of the Company or any of its Subsidiaries of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, other than liabilities and obligations: (i) reflected or reserved against on the Company’s Latest Balance Sheet; (ii) that were incurred since the date of the Latest Balance Sheet solely in the ordinary course of business consistent with past practice; (iii) incurred in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; or (iv) arising under contracts in accordance with their terms (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law).
     4. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements prepared in accordance with GAAP, other than liabilities and obligations: (i) of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP; (ii) reflected or reserved against on the Company’s Latest Balance Sheet; (iii) that were incurred since the date of the Latest Balance Sheet solely in the ordinary course of business consistent with past practice; (iv) incurred in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; (v) arising under contracts in accordance with their terms (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law); or (vi) the aggregate amount of which is less than $400,000 for all such liabilities and obligations.
     F. Absence of Certain Developments.
     1. Except as set forth on Schedule IV.F.1, since December 31, 2010, until the date of this Agreement, neither the Company nor any Subsidiary of the Company has experienced any change, effect, event, occurrence, condition, circumstance, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.
     2. Except as set forth on Schedule IV.F.2 or except as contemplated by this Agreement, since December 31, 2010 until the date of this Agreement, neither the Company nor any Subsidiary of the Company has:
          mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of the assets or properties of the Company and its Subsidiaries;
          sold, assigned, leased or transferred any of the tangible assets or property of the Company and its Subsidiaries to any Person other than the Company and its Subsidiaries, having a value at the time of disposition greater than $100,000 or $250,000 in the aggregate for all such assets, except in the ordinary course of business consistent with past practice;
          sold, assigned, transferred, licensed or abandoned any of the Company and its Subsidiaries’ material Intellectual Property, except in the ordinary course of business consistent with past practice;
          entered into or consummated any other material transaction not in the ordinary course of business or not otherwise consistent with the Company’s and its Subsidiaries’ past practices involving consideration in excess of $100,000;
          settled or compromised any material action, suit or proceeding, whether administrative, civil or criminal, in law or in equity, or before any governmental authority or cancelled any material debts or waived any rights of material value;

          redeemed or repurchased, directly or indirectly, any equity interests or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind and except for any tax distributions) with respect to any of its Units or other equity interests;
          issued, sold or transferred any of its equity interests, securities convertible into its equity interests or warrants, options or other rights to acquire its equity interests;
          made any capital expenditures or commitments therefore outside the ordinary course of business consistent with past practice in excess of $1,000,000 in the aggregate, except in accordance with the Company’s operating budget for the 2011 fiscal year or other current operating budgets, as the case may be, provided to Buyer prior to the date of this Agreement;
          changed any of its accounting policies, practices or procedures in any material respect, except as required by GAAP;
          amended or modified its charter or bylaws;
          acquired (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization, or any division thereof;
          made loans or advances to, guarantees for the benefit of, or investments in any Affiliates in excess of $1,000,000 in the aggregate;
          (A) increased the salary of any officer or employee of the Company or any of its Subsidiaries whose base salary plus bonus exceeded $100,000 for the fiscal year ending December 31, 2010, other than annual increases or bonuses made in the ordinary course of business consistent with the Company’s or any of its Subsidiaries past practices and not exceeding, for any such officer or employee, $25,000; or (B) entered into, materially amended or terminated any Employee Benefit Plan or Foreign Plan (other than in the ordinary course consistent with past practice);
          (A) made or changed any material Tax election, (B) settled or compromised any material claim, notice, audit report or assessment in respect of Taxes, (C) filed any amendment to a material Tax Return, or (D) surrendered any right to claim a material Tax refund;
          except in the ordinary course of business, made any acceleration of sales into a current period, or deferral of sales into a future period or any change in pricing or discounts offered to customers of the Company or its Subsidiaries or any change in its customer deposit policy; or
          agreed or committed to do any of the foregoing.
     G. Title to Properties; Tangible Assets.
     1. Except as set forth on Schedule IV.G.1, as of the date hereof, there is no material Tangible Personal Property used in the operation of the business of the Company and its Subsidiaries other than the Tangible Personal Property reflected as owned on the Latest Balance Sheet and Tangible Personal Property purchased in the ordinary course of business since the date of the Latest Balance Sheet. Except as set forth on Schedule IV.G.1, the Owned Tangible Personal Property is free and clear of any Liens (other than Permitted Liens). Except as set forth in Schedule IV.G.1 and other than any damaged or non-functioning equipment acquired by the Company or its Subsidiaries in such condition for the strategic business purpose of repairing such equipment for use in the operations of the Company or its Subsidiaries, the Tangible Personal Property currently used in the business of the Company and its Subsidiaries is, taken as a whole, in reasonable working order and is reasonably adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted.
     2. Schedule IV.G.2 lists all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”) identifying the address and owner thereof. With respect to each parcel of Owned Real Property, except as set forth on Schedule IV.G.2, and except for matters that would not, individually or in the aggregate, reasonably be expected to materially impair or interfere with the current use or operation or the value of the Owned Real Property: (i) the Company or one of its Subsidiaries has good, valid and marketable fee simple title, free and clear of all Liens, except for Permitted Liens, to each parcel of Owned Real Property; (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
     3. The real property demised by the lease and sublease agreements described on Schedule IV.G.3 (the “Real Property Leases”) constitutes all of the material real property leased or subleased by the Company and its Subsidiaries (the “Leased Real Property”) (excluding, for the avoidance of doubt, among other things, any short-term leases or subleases (e.g., with a lease term of less than one year) with nominal rent). Except as set forth on Schedule IV.G.3, the Real Property Leases are, to the Company’s knowledge, in full force and effect, enforceable in accordance with their terms, subject to proper authorization and execution of such Real Property Lease by the other party thereto and the limitations of bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to Buyer copies of the Real Property Leases. Except as set forth on Schedule IV.G.3: (i) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is in material breach or default under any of such Real Property Leases and neither the Company nor any of its Subsidiaries has received any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries under such Real Property Leases; (ii) the other party to such Real Property Lease is not an Affiliate of, and otherwise does not have any material economic interest in, the Company or the applicable Subsidiary; (iii) the Company or the applicable Subsidiary has a good and valid leasehold interest in all Leased Real Property and has not collaterally assigned, mortgaged, deeded in trust or granted any other Lien in such Real Property Lease or any interest therein other than Permitted Liens; (iv) there are no material Liens affecting the Real Property Leases, other than Permitted Liens; and (v) the Real Property Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and are the result of bona fide arms length negotiations between the parties.
     H. Tax Matters. Except as set forth on Schedule IV.H:
     1. The Company and its Subsidiaries have filed all material Tax Returns required to be filed by them (taking into account all applicable extensions) through the date hereof and all such Tax Returns are complete and correct in all material respects.
     2. All material Taxes of the Company and its Subsidiaries required to be paid have been paid by the Company and its Subsidiaries.
     3. No unresolved dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries has been asserted by any Tax authority in writing.
     4. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which waiver or extension remains in effect.
     5. There are no material Liens for Taxes (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries.
     6. To the Company’s knowledge, no claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary (as the case may be) is subject to taxation by that jurisdiction in respect of Taxes that would be covered by or would be the subject of such Tax Return.
     7. The Company has delivered or made available to Buyer complete and accurate copies of all federal, state and foreign income Tax Returns of the Company and its Subsidiaries that have been filed for all taxable years ended after December 31, 2007.
     8. No power of attorney with respect to any Taxes of the Company or any of its Subsidiaries has been executed or filed with any Tax authority, which power of attorney is still in effect.
     9. The Company is taxable as a partnership for United States federal income tax purposes. Other than CVI Laser International LLC, the Company does not own a single member limited liability company which is treated as a disregarded entity. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of the Company’s Subsidiaries.
     10. Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
     11. Neither the Company nor any of its Subsidiaries is a party to any tax-sharing agreement or any similar agreement.
     I. Contracts and Commitments.
     1. Except as set forth on Schedule IV.I.1 and other than any Employee Benefit Plan and any Foreign Plan, as of the date of this Agreement neither the Company nor any of its Subsidiaries is party to any written or oral: (i) note, debenture, guarantee, mortgage, loan agreement or indenture relating to Indebtedness or any other agreement which imposes a Lien (other than a Permitted Lien) on the property or assets of the Company; (ii) lease or agreement under which it is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental exceeds $500,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary of the Company without liability for any material penalty; (iii) lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $500,000 and which is not terminable by on 60 or fewer days notice by the Company or any Subsidiary of the Company without liability for any material penalty; (iv) contract or group of related contracts with the same party for the purchase of products, inventory, supplies, equipment, machinery, services or other tangible personal property by the Company or any of its Subsidiaries, under which the undelivered balance of such products, inventory, supplies, equipment, machinery, services or other personal property has a selling price in excess of $500,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary of the Company without liability for any material penalty; (v) contract (exclusive of purchase orders issued in the ordinary course of business) with any customer of the Company or any of its Subsidiaries that has generated at least $1,000,000 of net revenue to the Company during the 12-month period ending December 31, 2010; (vi) contract containing covenants limiting the freedom of the Company or any Subsidiary of the Company to compete in any line of business; (vii) agreement pursuant to which the Company or any of its Subsidiaries is granted the right to use or the right to grant others the right to use Intellectual Property material to the conduct by the Company and its Subsidiaries of their respective businesses, other than in-bound licenses for commercial Software that is “off-the-shelf” or widely available; (viii) agreement pursuant to which, the Company or any of its Subsidiaries grants to any third party the right to use Intellectual Property material to the conduct by the Company and its Subsidiaries (other than ancillary to a sale of products to customers or pursuant to standard agreements consistent with the Company’s and the Subsidiaries’ customary business practices); (ix) written joint venture, partnership or limited liability company agreement or any oral joint venture, partnership or limited liability company agreement or any such agreement arising under common law; (x) contract relating to the acquisition or sale of the Company’s or its Subsidiaries’ business (or any material portion thereof), whether or not consummated; (xi) contract or purchase order for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $1,000,000; (xii) royalty agreement; (xiii) agreement providing for termination, retention, change in control or similar payments or (xiv) consulting, distributor, sales representative or dealer agreement which is not cancelable on 90 or fewer days notice by the Company or any of its Subsidiaries without liability.
     2. The Company has made available to Buyer true and correct copies of all contracts, including all amendments applicable thereto, required to be listed on Schedule IV.I.1. With respect to each of the contracts required to be listed on Schedule IV.I.1, except as set forth on Schedule IV.I.2: (i) such contract is in all material respects legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or any Subsidiary of the Company, as applicable, and, to the Company’s knowledge, each other party to such contracts and are in full force and effect, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in breach, violation or default in any material respect under any such contract; (iii) there exists no occurrence, condition or act which constitutes, with the giving of notice or the lapse of time or both, a material default or breach by the Company or any Subsidiary of the Company or, to the Company’s knowledge, any other party under any such contracts; (iv) neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination or, other than pursuant to the terms of such contract existing as of the date hereof, change in material terms (including, pricing, term and volume) of any such contract; and (v) neither the Company nor any Subsidiary of the Company has during the two years prior to the date hereof obtained or granted any material waiver of or under any provision of any such contract except for routine waivers granted or sought in the ordinary course of business. To the Company’s knowledge, no default has been threatened under any contract required to be listed on Schedule IV.I.1.
     3. With respect to all other contracts (written or oral) of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, except as set forth on Schedule 4.09(c): (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in breach, violation or default in any material respect under any such contract; and (ii) there exists no occurrence, condition or act which constitutes, with the giving of notice or the lapse of time or both, a material default or breach by the Company or any Subsidiary of the Company or, to the Company’s knowledge, any other party under any such contracts.
     J. Intellectual Property. Schedule J(a) contains a list of all (i) issued patents and patent applications, (ii) trademark registrations and trademark applications, (iii) copyright registrations, and (iv) registered domain names owned by the Company or any of its Subsidiaries in any jurisdiction throughout the world, together with the name of the current owner(s) of record, the applicable jurisdiction and the application or registration number. Except as set forth on Schedule J(b): (i) the Company or one of its Subsidiaries owns, or possesses the valid and enforceable right to use, the Intellectual Property that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted, including, but subject to any disclosed outbound exclusive licenses of such Intellectual Property, all Intellectual Property set forth on Schedule J(a); (ii) during the two-year period prior to the date of this Agreement (or earlier as to any such claims which are known to the Company to exist and remain unresolved), neither the Company nor any of its Subsidiaries has received any written notices (A) alleging infringement, misappropriation or violation by the Company or any Subsidiary of the Company from any third party with respect to Intellectual Property or (B) challenging the validity, enforceability or ownership of any Intellectual Property owned by the Company or any Subsidiary of the Company; (iii) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating in any material respect any Intellectual Property owned by the Company or any of its Subsidiaries; (iv) the Company takes reasonable actions (including executing non-disclosure and Intellectual Property assignment agreements) to protect and maintain its and its Subsidiaries’ material Intellectual Property assets; (v) the Company takes reasonable actions to protect the confidentiality, integrity and security of its and its Subsidiaries’ Software from any unauthorized use, access, interruption or modification by third parties; (vi) to the Company’s knowledge, no Software owned or used by the Company or any of its Subsidiaries is or contains or is derived from open source, shareware, or similar Software in a manner that obligates the Company or any of its Subsidiaries to disclose or distribute any portion of the source code of such Software or component thereof to any third party, other than the applicable open source Software; (vii) there are no agreements to which the Company or any of its Subsidiaries is a party that contain any obligation of the Company or any of its Subsidiaries to transfer to others ownership of any Intellectual Property; and (viii) neither the Company nor any of its Subsidiaries has developed any Intellectual Property covered by any obligation to transfer ownership thereof pursuant to any written or oral agreement to which the Company or any of its Subsidiaries is a party.
     K. Litigation. Except as set forth on Schedule IV.K, there are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against (a) the Units, (b) the Company or any of its Subsidiaries, or (c) to the Company’s knowledge, the properties, assets, or business of the Company or any Subsidiary of the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and neither the Company nor any of its Subsidiaries, to has been notified in writing or, to the Company’s knowledge, orally of any outstanding judgment, order or decree of any court or governmental body.
     L. Employee Benefit Plans.
     1. (i) Schedule IV.L.1(i) sets forth a list of each Employee Benefit Plan and each Foreign Plan; (ii) except as would not result in a material liability to the Company, each Employee Benefit Plan and each Foreign Plan complies in form and in operation, and has been administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable laws; and (iii) there is no claim, suit or other proceeding (including investigations by a governmental entity) pending, or to the Company’s knowledge, threatened with respect to any Employee Benefit Plan or Foreign Plan, other than ordinary and routine claims for benefits.
     2. With respect to each Employee Benefit Plan and each Foreign Plan, the Company has made available to Buyer true and complete copies, if applicable, of: (i) all plan documents, including all amendments thereto (or, if not written, a written summary of its material terms); (ii) all summary plan descriptions, including any summary of material modifications; (iii) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service; (iv) the most recent determination or prototype opinion letter, if any, issued by the Internal Revenue Service; (v) any related trust or funding agreement; (vi) the most recent actuarial report or other financial statement, if any; and (vii) all material filings made with any governmental entity during the prior three years, including but not limited to any filings under the Voluntary Compliance Resolution System or Closing Agreement Program, the Department of Labor Delinquent Filer Voluntary Compliance Program, or the Department of Labor Voluntary Fiduciary Correction Program. Additionally, the Company has made available to Buyer true and complete copies, if applicable, of any agreement with any current or, to the extent that the Company continues to have obligations under such agreement, former employee, director or consultant that provides for a gross-up or make whole payment with respect to any Tax, including those imposed by Section 409A and 4999 of the Code.
     3. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, and each Foreign Plan that is intended to qualify under the applicable local law for a tax-advantaged pension benefit to participants (each a “Qualified Plan”) either (i) has received a favorable determination letter from the Internal Revenue Service as to its qualified status or has received approval under applicable local law (or, where approval is not required under local law, satisfies all requirements under applicable law and so qualifies), or (ii) may rely upon a prototype opinion letter from the Internal Revenue Service. To the Company’s knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of such qualified status.
     4. Except as set forth on Schedule IV.L.4, none of the Company or any of its Subsidiaries contributes to, has any obligation to contribute to, or has, within the past six years, contributed to or had any obligation to contribute to, any Title IV Plan or any Multiemployer Plan.
     5. Except as set forth on Schedule 4.12(e) and as would not result in a material liability to the Company, the Company and its Subsidiaries have timely made all contributions required to be made by them under the terms of any Employee Benefit Plan or Foreign Plan or, if not yet due, such contributions have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the financial statements of the Company or any its Subsidiaries, as applicable, in accordance with applicable law.
     6. Neither the Company, its Subsidiaries, nor, to the Company’s knowledge, any third party has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Benefit Plan that could result in material liability to the Company.
     7. Except as set forth on Schedule IV.L.6, no Employee Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, dental or life insurance benefits, other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Employee Benefit Plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, or (iii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary). Except as would not result in material liability to the Company, no Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
     8. Except as would not result in material liability to the Company, each individual who renders services to the Company or its Subsidiaries and is classified as having the status of an independent contractor, consultant or other non-employee status is properly classified for all purposes, including eligibility to participate in the Employee Benefit Plans.
     9. Except as set forth on Schedule IV.L.9, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or together with the occurrence of any subsequent event, result in any payment, acceleration of the time of payment or vesting of any benefits otherwise payable by the Company, or increase any such benefits to any employee or other service provider of the Company or its Subsidiaries.
     10. No amount that could be received as a result of or in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be expected to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
     11. Except as set forth on Schedule 4.12(k) and as would not result in a material liability to the Company, no payment or benefit pursuant to any Employee Benefit Plan, Foreign Plan or other agreement between the Company and/or its Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the U.S. Treasury Regulations and Internal Revenue Service guidance thereunder) would subject any Person to tax pursuant to Section 409A of the Code, whether pursuant to the transactions contemplated in this Agreement or otherwise.
     12. With respect to each Foreign Plan, except as set forth on Schedule 4.12(l), no liability exists or reasonably could be imposed upon the assets of either of the Company or its Subsidiaries by reason of such Foreign Plans, other than those existing in connection with the enforcement of the Foreign Plans pursuant to the laws of the jurisdiction in which the Company or the relevant Subsidiary operates. For purposes of this Agreement, “Foreign Plan” means any material agreement, plan, program, fund, policy, contract or arrangement (either written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employees of the Company or any of its Subsidiaries who work primarily outside of the United States, and the beneficiaries and dependents of such employees, regardless of whether such agreement, plan, program, fund, policy, contract or arrangements is mandated under local law, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory, other than an Employee Benefit Plan.
     M. Insurance. Schedule M(a) sets forth a true and complete list of all current insurance policies maintained by the Company and its Subsidiaries. All of such insurance policies are in full force and effect, and, to the Company’s knowledge, neither the Company nor any Subsidiary of the Company is in default in any material respect with respect to its obligations under any of such insurance policies. All premiums due and payable under all such policies have been paid. No written notice of cancellation, termination or non-renewal has been received by the Company or any Subsidiary of the Company with respect to any such policy, nor, to the Company’s knowledge, has the Company or any Subsidiary of the Company been denied insurance coverage within the three years prior to the date of this Agreement. Since the last renewal date of any insurance policy, the Company and its Subsidiaries have not received written notice of any material change in the relationship of the Company or any Subsidiary of the Company with their respective insurers or the premiums payable pursuant to such policies. Except as set forth on Schedule M(b), there are no outstanding unpaid claims under any such policy. Such polices are sufficient in all material respects for compliance with applicable law and all contracts to which any of the Company or any Subsidiary of the Company is a party and neither the Company nor any of its Subsidiaries has experienced claims in excess of current coverage of such insurance.
     N. Compliance with Laws, Export Controls, Import Laws, Foreign Corrupt Practices Act, and other Applicable Anti-Bribery/Anti-Corruption Laws. Except as set forth on Schedule N, the Company and its Subsidiaries are in compliance in all material respects with all laws and regulations of foreign, federal, state, provincial and local governments and all agencies thereof to which the Company or its Subsidiaries are subject. None of the Company, its Subsidiaries or any director, officer, agent, employee or other Person acting on behalf of any of the Company or any of its Subsidiaries (in their capacity as director, officer, agent, or employee), has at any time during the last five years prior to the date hereof (or, with respect to any Subsidiary of the Company that was acquired after such date, such later date on which such Subsidiary was acquired): (i) used any corporate funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds; (iii) made any unlawful payment or given any other unlawful consideration to any customer or supplier of the Company or its Subsidiaries or any director, officer, agent, or employee of such customer or supplier or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended. Except as set forth on Schedule N, neither the Company nor any Subsidiary of the Company has, at any time during the last five years prior to the date hereof (or, with respect to any Subsidiary of the Company that was acquired after such date, such later date on which such Subsidiary was acquired), received any notice, action or assertion from any governmental authority, nor, to the Company’s knowledge, has otherwise been advised that any notice, action or assertion has been filed, commenced or threatened in writing against the Company or any Subsidiary of the Company alleging that the Company or any Subsidiary of the Company is not in material compliance with any applicable laws or orders, judgments, injunctions or decrees. This includes, but is not limited to, being in compliance in all materials respects with the laws and regulations governing the export of controlled articles, technology and services subject to the Arms Export Control Act of 1978 (as amended) and the International Traffic in Arms Regulations, the Export Administration Act of 1979 (as amended) and the Export Administration Regulations, as well as similar laws and regulations governing the exportation of controlled articles, technology and services in the jurisdictions in which the Subsidiaries are located. The Company and its Subsidiaries are in compliance in all material respects with applicable laws and regulations governing the importation of goods in the jurisdictions in which they are located. No representation or warranty is made in this Section IV.N with respect to compliance with laws or notices from governmental authorities relating to matters covered by Section IV.O.
     O. Environmental Matters. Except as set forth on Schedule IV.O:
     1. The Company and its Subsidiaries are, and within the two years prior to the date of this Agreement were, in material compliance with all applicable Environmental Requirements.
     2. The Company and its Subsidiaries have all material permits, licenses and other authorizations required under applicable Environmental Requirements, and necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance with all permits, licenses and authorizations, required under applicable Environmental Requirements, and necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries. With respect to any permits, licenses and other authorizations required under this Section IV.O.2, the Company will use commercially reasonable efforts to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any written notice regarding any material adverse change in the status or terms and conditions of the same.
     3. Neither the Company nor any of its Subsidiaries has, within the two years prior to the date of this Agreement, received any written notice (including, without limitation, actions, suits and proceedings, governmental orders, Liens, fines, penalties, or, as to each, any settlement or judgment arising therefrom) from any government entity or any other Person alleging liability under any Environmental Requirements or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from the presence, Release of, or exposure to, any Hazardous Materials or any actual or alleged non-compliance with any Environmental Requirement or term or condition of any permit, license or other authorization, relating to the Company, its Subsidiaries or their current or former facilities (whether owned, operated or leased), and to the Company’s knowledge, no such notice is threatened.
     4. None of the Company and its Subsidiaries has, within the two years prior to the date of this Agreement, Released, disposed of or arranged for the Release or disposal of any Hazardous Material in a manner or to a location that has, or could reasonably be expected to, result in material liability to the Company or any of its Subsidiaries under any Environmental Requirement.
     5. The Company has made available to Buyer all environmental reports, studies, audits, records, sampling data, site assessments and risk assessments in its possession and control regarding owned and leased facilities of the Company and its Subsidiaries.
     6. To the Company’s knowledge, there is no asbestos or asbestos-containing material located at, on, under or in the Owned Real Property or the Leased Real Property.
     7. (i) Since May 20, 2003 (or, with respect to any Subsidiary of the Company, asset, operation or other aspect of the Company’s business that was acquired by the Company after such date, such later date on which such Subsidiary, asset, operation or other aspect of the Company’s business was acquired), and (ii) for all prior periods, to the knowledge of the Company based solely on the results of the review of readily available records of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has directly incorporated any asbestos or parts containing asbestos into any of its products.
     P. Affiliated Transactions. Except (i) as set forth on Schedule IV.P, (ii) pursuant to any Employee Benefit Plan or Foreign Plan, or (iii) as otherwise disclosed in this Agreement (including the Disclosure Schedule) (any of the foregoing, a “Related Person Transaction”), no Related Person (other than the Company, any of its Subsidiaries, Wells Fargo & Co. and its Affiliates acting in a role that is not associated with Norwest Equity Partners, or General Electric Company and its Affiliates) is presently or at any time during the past one year has been a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any material property used by the Company or its Subsidiaries (other than any such agreement, contract, transaction or commitment relating to services to be provided to the Company that was entered into on an arm’s length basis and in the ordinary course of business). All Related Person Transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party. Except as set forth on Schedule IV.P, there is no outstanding amount in excess of $50,000 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from the Company or any Subsidiary of the Company to any Related Person identified on Schedule IV.P or from any Related Person identified on Schedule IV.P to the Company or any Subsidiary of the Company.

     Q. Employees.
     1. Except as would not result in a material liability to the Company, the Company and its Subsidiaries are in compliance with all applicable laws and their own policies respecting labor, employment and immigration matters, including but not limited to fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, wages and hours, labor rights, employee leaves, use or treatment of temporary employees, independent contractors or consultants, expatriate arrangements, international assignments and/or secondments, data protection and other employment terms and conditions.
     2. Except as set forth on Schedule 4.09 or Schedule 4.17(b): (i) neither the Company nor any Subsidiary of the Company has experienced any strike, picketing, slowdown, work stoppage or lockout within the past three years, nor to the Company’s knowledge is any such action threatened; (ii) neither the Company nor any Subsidiary of the Company has experienced any material grievance, claim of unfair labor practices, or other material collective bargaining dispute within the past two years that has not been dismissed or settled; (iii) since January 1, 2008, neither the Company nor any Subsidiary of the Company has experienced any organizational effort, organizing, election or other activity by or on behalf of any union, works council, labor organization or other employee representative group with respect to employees of the Company or any of its Subsidiaries, nor to the Company’s knowledge is any such action threatened; (iv) no collective bargaining, works council or similar agreement with any union, works council, labor organization or other employee representative group is in effect with respect to the Company or any Subsidiary of the Company, and neither the Company nor any Subsidiary of the Company is negotiating any such agreement in respect of employees of the Company or its Subsidiaries; and (v) there is no union, works council, labor organization or other employee representative group which, pursuant to applicable law or any applicable agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
     3. Neither the Company nor any Subsidiary of the Company is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and its Subsidiaries have withheld all amounts required by law to be withheld from the wages, salaries, and other payments to any employees.
     4. Except as set forth on Schedule IV.Q.4, there are no material controversies pending or, to the knowledge of the Company, threatened in writing relating to an alleged violation or breach by the Company or any Subsidiary of the Company of any laws relating to employment, labor or immigration. To the Company’s knowledge, no employee of the Company or any Subsidiary of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary of the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No key employee of the Company or any Subsidiary of the Company has given written notice that such employee intends to terminate his or her employment with the Company or such Subsidiary.
     5. Since January 1, 2008, neither the Company nor any Subsidiary of the Company has effectuated a plant closing, layoff, collective dismissal or other employment dismissals that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (or any similar foreign, state or local law, statute, rule or regulation, “WARN”), and no such action will be implemented without advance notification to Buyer.
     R. Brokerage. Except as set forth on Schedule IV.R, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.
     S. Governmental Licenses and Permits. Schedule IV.S contains a list of all material permits, licenses, approvals, authorizations, consents, and franchises of governmental entities (collectively, the “Licenses”) owned or possessed by the Company or its Subsidiaries and no other such permits, licenses, approvals, authorizations, consents, and franchises of governmental entities are required in the conduct of their respective businesses or used by the Company and its Subsidiaries in the conduct of their businesses. All of such Licenses held by or issued to the Company and the Subsidiaries of the Company are in full force and effect, and the Company or the respective Subsidiary that is a party thereto is in compliance in all material respects with each such License held by or issued to it. No action is pending, nor to the Company’s knowledge is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Licenses or declare any such License invalid. No representation is made herein with respect to any such Licenses covered by Section IV.O.2.
     T. Customers and Suppliers.
     Schedule IV.T contains a list of (i) the ten largest suppliers of the Company and its Subsidiaries, based on the dollar amount of consolidated purchase orders by the Company and its Subsidiaries, and (ii) the ten largest customers of the Company and its Subsidiaries, based on the dollar amount of consolidated revenues earned by the Company and its Subsidiaries, in each case, for the fiscal year ended December 31, 2010. Except as set forth on Schedule IV.T, (i) none of the suppliers or customers set forth on Schedule IV.T has informed the Company or any Subsidiary of the Company in writing that it intends to terminate or materially reduce its relationship with the Company or any Subsidiary of the Company, and (ii) to the Company’s knowledge, none of such suppliers or customers intends to terminate or materially reduce such relationship or has advised the Company or any Subsidiary of the Company of any material problem or dispute with any such supplier or customer.
     U. Accounts Receivable. All of the Accounts Receivable of the Company and its Subsidiaries are bona fide receivables, are reflected on the books and records of the Company or the applicable Subsidiary, as applicable, and arose in the ordinary course of business. Except for Permitted Liens, accounts receivable reserves, or as set forth on Schedule IV.U, the Accounts Receivable are free and clear of Liens, there is no right of offset against any of the Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than ordinary course trade discounts.
     V. Inventory. Except as set forth on Schedule IV.V, (a) all of the Inventory is owned by the Company or the Subsidiaries of the Company, as applicable, free and clear of any Liens (other than Permitted Liens) and is located at the Owned Real Property or the Leased Real Property, (b) none of the Inventory is on consignment and (c) the Inventory as reflected in the Financial Statements has been valued in a manner consistent with past practices and procedures (including, without limitation, the method of computing overhead and other indirect expenses to be applied to inventory) and in accordance with GAAP. Except for damaged, obsolete, or excess Inventory, the Inventory owned by the Company and the Subsidiaries of the Company is usable and saleable in the ordinary course of business, subject to the reserve for Inventory that will be set forth in the Closing Balance Sheet and/or the Closing Statement and included in the Net Working Capital Amount.
     W. Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Company and its Subsidiaries are subject to standard terms and conditions of sale or lease. Except as set forth on Schedule IV.W, the Company has not received any written, or to the knowledge of the Company, other notice of any defect in workmanship or materials with respect to any products of the Company which might give rise to a material product warranty or product liability claim subsequent to the Closing Date.
     X. No Other Representations. Except for the representations and warranties contained in III and this IV, none of the Company, its Subsidiaries, any Seller or any other Person makes any express or implied representation or warranty in respect or on behalf of the Company, its Subsidiaries or any Seller, and each of the Company and each Seller disclaims any such representation or warranty, whether by a Seller, the Company or any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the business or assets of the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.
V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers and the Company as of the date hereof that:
     A. Organization and Authority. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority and full legal capacity to execute and deliver this Agreement and the Escrow Agreement and perform its obligations hereunder and thereunder.
     B. Authorization; Valid and Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Escrow Agreement have been duly authorized, and each of this Agreement has been and, as of the Closing, the Escrow Agreement will be, duly executed and delivered by Buyer, and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the Escrow Agreement by Buyer, the performance by Buyer of its obligations hereunder and thereunder or the consummation by Buyer of the transactions contemplated by this Agreement and the Escrow Agreement. Assuming that (i) this Agreement is a valid and binding obligation of the Company, each Seller and the Seller Representative and (ii) the Escrow Agreement will be a valid and binding obligation of the Seller Representative and the Escrow Agent, this Agreement constitutes and the Escrow Agreement will constitute as of the Closing valid and binding obligations of Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     C. No Breach. Except (i) with respect to clauses (1)(y), and (2) below, where the failure of any of the following to be true would not materially affect the ability of Buyer and the Company to operate the business of the Company and its Subsidiaries, after the Closing, in the ordinary course and consistent with past practices, and (ii) for the applicable requirements of the HSR Act and the Foreign Equivalents and approval of the French Ministry of Economy pursuant to the French Legal Requirement, the execution, delivery and performance of this Agreement and the Escrow Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby do not (1) result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset or property of Buyer, or give rise to any third-party rights of termination or amendment or to a loss of a material benefit to which Buyer is entitled, (x) under the provisions of Buyer’s articles of incorporation or bylaws or equivalent organizational documents, (y) under any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound, or any law, statute or regulation or (z) under any order, judgment or decree to which Buyer is subject, or (2) require any permit, authorization, consent or approval by, filing with or notice or declaration to any court or other governmental body.

     D. Litigation. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which if determined adversely to Buyer would, individually or in the aggregate, reasonably be expected to prevent, materially impede, interfere with, hinder or delay the consummation by Buyer of the transactions contemplated under this Agreement or the Escrow Agreement, and Buyer is not subject to any material outstanding judgment, order or decree of any court or governmental body.
     E. Investment. Buyer is purchasing the Units for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Units in violation of federal and state securities Legal Requirements. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”), as amended, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Units have not been registered under the Securities Act or the Securities and Exchange Act of 1934 (the “Exchange Act”) or any state or foreign securities Legal Requirements and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Legal Requirements or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Legal Requirements.
     F. Brokerage. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement, the transactions contemplated by this Agreement or the Escrow Agreement based on any arrangement or agreement made by or on behalf of Buyer.
     G. Knowledge of Buyer. Except, to the extent applicable, for the Specific Indemnification Items set forth on Schedule IX.B.1(v), Buyer has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of the Company or any Seller contained in this Agreement to be untrue.
     H. No Other Representations. Except for the representations and warranties contained in this V, neither Buyer nor any other Person makes any express or implied representation or warranty in respect or on behalf of Buyer, and Buyer disclaims any such representation or warranty, whether by Buyer or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the business or assets of Buyer, notwithstanding the delivery or disclosure to the Company or any of its Subsidiaries or any of their officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.
VI.
PRE-CLOSING COVENANTS
     A. Conduct of Business.
     1. From the date of this Agreement until the Closing, except as (i) otherwise provided for or contemplated by this Agreement, (ii) otherwise provided for or contemplated by the Company’s Operating Budget for the fiscal year 2011, (iii) as set forth on Schedule A, (iv) required by law or regulation or (v) consented to in writing by Buyer (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to conduct its respective businesses in the ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable efforts to keep intact its respective businesses, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals such that its respective businesses shall be unimpaired.
     2. From the date of this Agreement until the Closing, except as (i) otherwise provided for or contemplated by this Agreement, (ii) otherwise provided for or contemplated by the Company’s Operating Budget for the fiscal year 2011, (iii) as set forth on Schedule A, (iv) required by law or regulation or (v) consented to in writing by Buyer (which consent shall not be unreasonably withheld), the Company shall not and shall not permit any of its Subsidiaries to take any of the actions that would have been required to be disclosed on Schedule IV.F.2 (without regard to the dollar thresholds contained in Section IV.F.2) if such actions had taken place prior to the date of this Agreement.
     3. Notwithstanding the provisions in Sections VI.A.1 or 2 above, Section 0, or any other provision in this Agreement, nothing in this Agreement from the date hereof until the Closing Date shall restrict or otherwise prohibit the Company or its Subsidiaries from declaring, setting aside or paying any dividends or making any other distributions with respect to any of its Units, including, but not limited to, making any payments or taking any other actions permitted pursuant to Section VII.G hereof.
     B. Access to Books and Records. The Company shall provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with reasonable access to the offices, properties, appropriate officers, books and records of the Company and its Subsidiaries as Buyer may from time to time reasonably request; provided, however, that the Company may refuse to provide the Buyer’s Representatives access if such access may unreasonably interfere with any of the businesses or operations of the Company or any of its Subsidiaries; provided further that nothing herein shall permit Buyer or the Buyer’s Representatives to take samples of materials or substances or to conduct any Phase I, Phase II or other environmental report or investigation in, on, or in the immediate vicinity of the Company’s assets or properties. Buyer acknowledges that it remains bound by the Confidentiality Agreement. Notwithstanding the foregoing, Buyer agrees and acknowledges that it will not be provided access to any information that is related to any current dispute between the Company or its Subsidiaries, on the one hand, and Buyer or its Affiliates, on the other hand, or which is otherwise protected by attorney-client privilege.
     C. Consents. The Company and Buyer shall use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated hereby to all third parties required under the contracts set forth as items 2, 3, 4, 6, 7, 8, 9 on Schedule IV.C(b)(1); provided that, notwithstanding anything in this Agreement to the contrary, for avoidance of doubt, the “commercially reasonable efforts” of Sellers (or any Seller), the Company (prior to Closing) and/or any Subsidiary of the Company (prior to Closing) with respect to obtaining any third party authorizations, consents or approvals shall not require any of them to expend any money or agree to any amendment, waiver or other consideration that would be effective if the Closing did not occur in order to obtain any such third party authorizations, consents or approvals. The Company and Buyer shall coordinate and cooperate with each other in exchanging such information and assistance as the other may reasonably request in connection with the obligations set forth in the preceding sentence. Neither the Company and Sellers, on the one hand, nor Buyer, on the other hand, shall have any liability whatsoever arising out of or relating to the failure to obtain any consents from any Person or because of the termination of any contract as a result thereof except to the extent of its noncompliance with its obligations contained in this Section 6.03. No representation, warranty, covenant or agreement of the Company or Sellers, on the one hand, nor Buyer, on the other hand, shall be breached, and no closing condition set forth in Section II.B shall be deemed unsatisfied, as a result of (i) the failure to obtain any such consent or any such termination, or (ii) any proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or because of any such termination.
     D. Exclusivity . Until the earlier of the Closing Date and the date upon which, if any, this Agreement is terminated pursuant to its terms, Sellers will not, and will not cause or permit the Company or any of its Subsidiaries to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Units or any other equity interests, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition structured as a merger or consolidation) or (ii) participate in any discussions or negotiations regarding, provide any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any prospective acquiror to do or seek any of the foregoing, other than Buyer, its Affiliates and their representatives.
     E. Data Room Materials. The Company shall deliver or cause Merrill Corporation to deliver to Buyer, within 10 days after the date of this Agreement, CDs or substantially similar electronic copies of all of the materials posted to the electronic data room maintained by the Company at https:/datasite.merrillcorp.com on or prior to the time that this Agreement is executed by the parties hereto.
     F. Updates to Schedule 4.04. Notwithstanding anything to the contrary contained herein, the parties hereto agree and acknowledge that in the event that any changes are required to be made to Schedule IV.D (solely with respect to the ownership of the Units by Sellers as set forth on such schedule) between the date hereof and the Closing Date, such schedule shall be updated and all references in this Agreement to Schedule IV.D shall be to such schedule as so updated; provided that it shall be a condition to (i) any such update that if the purpose of such update is to document a transfer of Units, by operation of law, or otherwise, and (ii) any such transfer of Units, in each case, that any transferee not already a party to this Agreement as a Seller shall become party to this Agreement in such capacity.
     G. Remaining Due Diligence. Schedule G sets forth certain items with respect to which additional information has been requested by Buyer. The Company agrees to use commercially reasonable efforts to supply such additional information to Buyer’s reasonable satisfaction prior to Closing. Buyer agrees to pay any third party costs to acquire an owner’s title insurance policy (leasehold and/or fee, as applicable) for the Albuquerque, New Mexico facility.
VII.
ADDITIONAL COVENANTS
     A. Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, provide the Seller Representative, Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date to the extent reasonably required in connection with enforcing rights or complying with obligations under this Agreement, disputing any indemnification or other claim pursuant to this Agreement, complying with Legal Requirements or for purposes of completing any Tax filings of Sellers or responding to any audit, inquiry or action by a third party relating to the Company or any of its Subsidiaries. Unless otherwise consented to in writing by the Seller Representative, Buyer shall use its commercially reasonable efforts to cause the Company or any of its Subsidiaries not to, for a period of six years following the Closing Date (subject to the provisions of Section 0 with respect to books and records relating to Tax matters), destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing Date and to the extent reasonably relating to (i) enforcing rights or complying with obligations under this Agreement, (ii) any indemnification claim or other claim, (iii) compliance with Legal Requirements, or (iv) any Tax filings of Sellers or any audit, inquiry or action by a third party relating to the Company or any of its Subsidiaries, in each case, without first giving reasonable prior written notice to the Seller Representative. Except in connection with uses contemplated by this Agreement, the Seller Representative and its agents shall hold in confidence to the same extent as provided for in the Confidentiality Agreement as if such Seller Representative and its agents were deemed to be bound by reciprocal confidentiality obligations, all information relating to the Company and its Subsidiaries and their businesses obtained pursuant to this Section VII.A.
     B. Director and Officer Liability and Indemnification.
     1. For a period of five years after the Closing, Buyer shall cause the Company and its Subsidiaries to continue to indemnify and hold harmless each present and former director (or member of the management committee or similar governing body) and officer of the Company and its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent of the law provided under the Company’s or such Subsidiary’s certificate or articles of incorporation or bylaws (or other organizational documents) in effect on the date hereof or to the fullest extent permitted by law.
     2. For a period of five years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or such Subsidiary’s certificate or articles of incorporation or bylaws (or other organizational documents) relating to the exculpation or indemnification of any officers and directors or members of the management committee or similar governing body (unless required by law), it being the intent of the parties that the officers and directors (or members of the management committee or similar governing body) of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.
     3. The Company shall choose and obtain at Closing, at Buyer’s expense, a prepaid policy or policies (i.e., “tail coverage”) which policy or policies provide those Persons who are currently covered by the Company or its Subsidiaries’ directors’ and officers’ liability insurance policies (copies of which have been heretofore made available by the Company to Buyer and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage for an aggregate period of not less than five years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in subsections 1 and 2 of this Section VII.B or in the organizational documents of the Company and its Subsidiaries, the Company’s and its Subsidiaries’ obligations to indemnify the Sellers pursuant to Section VII.B or the organizational documents of the Company and its Subsidiaries shall be limited to the insurance proceeds of the tail coverage described in this Section VII.B.3.
     4. In the event that after the Closing Date, Buyer or the Company, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section VII.B.4.
     5. Nothing in this Section 7.02 shall be construed to provide any Seller with a claim for indemnification against the Company with regard to any matter as to which the Sellers would be liable to indemnify Buyer hereunder (determined without regard to baskets, caps or survival periods), and each Seller hereby waives any right to indemnification with respect thereto.
     C. Regulatory Filings.
     1. Buyer shall, and the Company shall cooperate with Buyer to, (i) use reasonable best efforts to make or cause to be made all filings and submissions under the Foreign Equivalents thereof and any other laws or regulations applicable to Buyer and the Company as may be required of Buyer and the Company for the consummation of the transactions contemplated herein, and (ii) use reasonable best efforts to secure the termination of any waiting periods under the Foreign Equivalents. Buyer shall be responsible for all filing fees under all Foreign Equivalents and approval of the French Ministry of Economy pursuant to the French Legal Requirements, in each case, set forth on Schedule II.A.1, and any other filing made in accordance with clause (i) above.
     2. In furtherance and not in limitation of the terms of Section VII.C.1 above, to the extent required by applicable law, Buyer and the Company shall (i) supply promptly any information and documentary material that may be requested by any governmental authority pursuant to the Foreign Equivalents (each, a “Foreign Authority”), (ii) cooperate in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Foreign Authority, and (iii) cooperate with any Foreign Authority pursuant to the Foreign Equivalents.
     3. In furtherance and not in limitation of the terms of Section VII.C.1 above, Buyer and the Company shall cooperate in good faith with any Foreign Authority and undertake promptly any and all commercially reasonable actions required to cause the expiration or termination of the applicable waiting periods with respect to the approval of the transactions contemplated by this Agreement under any Foreign Equivalent set forth on Schedule II.A.1, provided, however, that nothing herein shall require Buyer to proffer or consent to an order providing for (x) the sale or other disposition, or the holding separate, of any material amount of particular assets, categories of assets or lines or business of the Company or its Subsidiaries, or of Buyer or any of its Affiliates or (y) any material limits on the freedom of action with respect to, or its ability to retain, any particular assets, categories of assets or lines of business, of the Company or its Subsidiaries or of Buyer or any of its Affiliates. The entry by any governmental authority in any action of an order permitting the consummation of the transactions contemplated hereby but requiring any of the above identified actions which would have a material adverse effect on the business or assets of Buyer and its Subsidiaries post-Closing (including the business and assets of the Company and its Subsidiaries) shall be deemed a failure to satisfy the conditions specified in II.
     D. Conditions.
     Unless a different or higher standard is expressly required by this Agreement, each of Buyer and the Company shall use commercially reasonable efforts to cause the conditions set forth in II to be satisfied and to consummate the transactions contemplated herein.
     E. Contact with Customers and Suppliers.
      Prior to the Closing, none of Buyer or the Buyer’s Representatives shall contact or communicate with the customers and suppliers of the Company or its Subsidiaries in connection with the transactions contemplated hereby without the prior written consent of the Seller Representative; provided, however, that the foregoing shall in no way limit Buyer’s ability to issue press releases and make public statements and communications as contemplated pursuant to Section 13.01 of this Agreement. Prior to the Closing, none of Buyer or Buyer’s Representatives shall contact or communicate with the employees of the Company or its Subsidiaries without the prior written consent of the Company’s Chief Executive Officer.
     F. Employee Benefits.
     1. For the period beginning on the Closing Date through December 31, 2011, Buyer and its Affiliates shall provide (or cause the Company or its Subsidiaries to provide) each employee of the Company or its Subsidiaries as of the Closing Date (each a “Company Employee”) with (i) a base salary or regular hourly wage, whichever is applicable, and cash bonus opportunity that is not less than the base salary or regular hourly wage and cash bonus opportunity provided to such employee immediately prior to the Closing, and (ii) employee benefits (excluding equity-based compensation) that are no less favorable in the aggregate than those provided to such employee immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of the Company or its Subsidiaries from terminating the employment of a Company Employee after the Closing in accordance with applicable law.
     2. For purposes of eligibility to participate and vesting under Buyer Plans, as hereafter defined, each Company Employee shall be credited with his or her period of service with the Company and its Subsidiaries, as applicable, before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plan or Foreign Plan, except to the extent that such credit would result in a duplication of benefits and except for purposes of benefit accrual under any defined benefit plan not maintained or contributed to by the Company or any of its Subsidiaries prior to the Closing. For purposes of this Agreement, the term “Buyer Plans” means the employee benefit and compensation plans and programs maintained by Buyer and its Affiliates after the Closing Date for the benefit of Company Employees, but specifically excluding each Employee Benefit Plan and Foreign Plan. Without limiting the generality of the foregoing, except to the extent otherwise required by applicable Legal Requirements: (i) each Company Employee who shall otherwise become eligible to participate in any Buyer Plan under the terms and conditions of such Buyer Plan shall become eligible to participate in such Buyer Plan immediately and without any waiting time or, if any waiting time applied to such employee under the comparable Employee Benefit Plan or Foreign Plan in which such employee participated immediately before the Closing (such plans, collectively, the “Existing Plans”), such waiting time shall apply; and (ii) for purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Buyer and its Affiliates shall cause (or cause the Company and its Subsidiaries to cause) (x) all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Company Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied under the Existing Plans), and (y) any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Existing Plan ending on the date such Company Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, co-payments and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan;

provided that such expenses shall not be taken into account to the extent such recognition would result in a duplication of benefits.
     3. No Person (including any Company Employee, any Employee Benefit Plan, Foreign Plan or any trustee or beneficiary thereof) shall (i) have any rights under this Agreement as a third-party beneficiary or (ii) have any express or implied rights or remedies of any nature under or by reason of this Section 5.03, and no provision in this Agreement shall constitute an amendment of any Employee Benefit Plan or Foreign Plan.
     4. The parties hereto acknowledge that prior to the Closing, the Company shall make a payment to each Company Employee who participates in the Company’s 2011 annual performance bonus and sales program in an amount equal to the pro rata portion (calculated based on the number of days from January 1, 2011 through and including the Closing Date divided by 365) of such Company Employee’s 2011 annual performance bonus and sales program performance or, as applicable, sales bonus, based on one hundred percent (100%) achievement of the performance objectives under the Company’s 2011 annual performance bonus and sales program, for which such Company Employee would have been eligible and had such Company Employee remained employed by the Company or its Subsidiaries, as applicable, through December 31, 2011 and such performance, or, as applicable, sales objectives been achieved. For the avoidance of doubt, the payments made pursuant to this Section VII.F.4 do not include or reflect any amounts payable to Company Employees as part of the Transaction Payment Amount.
     5. Subject to applicable Legal Requirements, the parties shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, any union, works council, labor organization or other employee representative group regarding the transactions contemplated by this Agreement.
     G. Payment of Dividend. To the extent, and only to the extent, that (a) following the Closing, the Company receives any amounts in cash in the form of dividends, repatriations, returns of capital, recapitalization proceeds or other distributions (collectively, “Distributions”) from any of its Subsidiaries and (b) prior to the Closing, the payment of such Distribution (i) was authorized by such Subsidiary and (ii) if required by the laws of the jurisdiction in which such Subsidiary is organized, received approval from, or otherwise was submitted for approval to, the governmental authority in such jurisdiction which oversees or otherwise regulates the payment of such Distributions, then the Company shall pay as promptly as practicable (and in any event within 20 days) after receipt thereof by the Company, to the Seller Representative on behalf of Sellers an amount equal to the amount of any Distribution (net of any foreign withholding taxes or U.S. federal or state income taxes payable after the Closing by the Company or any of its Subsidiaries with respect to such Distribution, taking into account on a with and without basis any reduction in Tax liability (including, without limitation, foreign tax credits) available to Buyer, any of its Subsidiaries, the Company or any of its Subsidiaries with respect to such taxes payable) (a “Dividend Payment”) received by the Company. Schedule VII.G, which shall be updated at and as of the Closing, sets forth a list of all such Distributions and, to the extent known, the amount of the anticipated Dividend Payment with respect thereto (and if not known, a good faith estimate thereof). The Seller Representative shall pay to each Seller an amount equal to such Seller’s Percentage Share of any Dividend Payment (less any costs incurred by the Seller Representative in making such payments) by wire transfer of immediately available funds.
     H. Confidentiality. Sellers have had access to, and have gained knowledge with respect to the Business, including without limitation trade secrets, financial results and information, processes and techniques, technical production and cost data, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information relating to the business of the Company and its Subsidiaries (the “Confidential Information”). Sellers acknowledge that unauthorized disclosure or misuse of the Confidential Information, whether before or after the Closing, will cause irreparable damage to the Company, the Subsidiaries of the Company and Buyer subsequent to the Closing. The parties also agree that covenants by Sellers not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Company, the Subsidiaries of the Company and Buyer. Each Seller severally agrees that he or she will not use or disclose any Confidential Information obtained in the course of his, her or its, as the case may be, past connection with the business of the Company and its Subsidiaries, other than (a) information generally available to the public through sources other than Sellers, (b) information acquired after the Closing on a non-confidential basis from a third party source that is not prohibited from disclosing such information to such Person, (c) information independently developed by such Seller without the use of or reference to any Confidential Information, (d) in connection with the performance of obligations, if any, as an employee of the Corporation or Subsidiary of the Company, (e) to defend or participate in the defense of actions as to which the indemnification provisions of Section 9.02(a), or in connection with Tax reporting and related Tax matters associated with the Company or any Subsidiary of the Company, or (f) as required by law or order of a court of competent jurisdiction. Notwithstanding the foregoing, Sellers and their respective Affiliates, shall not be restricted from disclosing to investors or prospective investors, financing sources, accountants, consultants and others the total consideration paid by Buyer in connection with this Agreement, the identity of Buyer, and information relating to the Sellers’ return on investment or any other information already disclosed to the public.
     I. Use of Corporate Name or Trade Name. After the Closing, Sellers acknowledge that no rights in the name “CVI,” “CVI Melles Griot” or any trade name included within the Intellectual Property, or any derivative or variation thereof or any name similar thereto will be retained by Sellers or their respective Affiliates. Sellers may use or refer to the foregoing names (i) in connection with the performance of their post-closing employment obligations with the Company or any Subsidiary of the Company, (ii) to identify the fact that they had been, as applicable, owners, employees and managers of the Company or any Subsidiary of the Company, (iii) as required by law or any governmental authority or regulatory agency, or in any filings required thereby, whether public or private in nature, (iv) in public announcements permitted under this Agreement, or (v) in connection with the disclosure, subject to Section VII.H, to investors or prospective investors, financing sources, accountants, consultants and others of information relating to the total consideration paid by Buyer in connection with this Agreement, the identity of Buyer, the Sellers’ return on investment and any other information already disclosed to the public.

VIII.
TERMINATION
     A. Termination. This Agreement may be terminated at any time prior to the Closing:
     1. by the mutual written consent of Buyer and the Seller Representative;
     2. by Buyer, if there has been a material violation or breach by the Company or Sellers of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured by the Company or Sellers within 20 days after written notice thereof from Buyer;
     3. by the Seller Representative, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Sellers at the Closing and such violation or breach has not been waived by the Seller Representative or cured by Buyer within 20 days after written notice thereof by the Seller Representative (provided that the failure of Buyer to deliver the consideration pursuant to Section I.D at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller Representative); or
     4. by either Buyer or the Seller Representative if the Closing has not occurred on or before August 9, 2011; provided, however, that such date may, from time to time be extended by the Seller Representative (by written notice thereof to Buyer) up to and including September 8, 2011, in the event that all conditions to Closing other than those set forth in Section II.A.1 (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to September 8, 2011; provided further that neither Buyer nor the Seller Representative shall be entitled to terminate this Agreement pursuant to this Section VIII.A.4 if such Person’s fraud or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (d) of this Section VIII.A shall give written notice of such termination to the other parties hereto.
     B. Effect of Termination. In the event of termination of this Agreement by either Buyer or the Seller Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section VIII.B, Section VII.E, and XIII hereof and the Confidentiality Agreement which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, the Company, or Sellers to one another, except resulting from fraud or willful breaches of this Agreement prior to the time of such termination.
IX.
INDEMNIFICATION
     A. Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing until the first anniversary of the Closing Date (the “Survival Period”) and shall thereafter be of no further force or effect; provided, however, that (i) the representations and warranties contained in Section III.C (Ownership of the Units) and clause (ii) of Section IV.D.1 (Capitalization and Related Matters) shall survive indefinitely, (ii)(A) the representations and warranties contained in Section IV.H (Taxes) and (B) the indemnification obligations contained in Section IX.B.1(iii), in each case, shall survive until the fourth anniversary of the Closing Date and (iii) the indemnification obligations contained in Section IX.B.1(v) shall survive the Closing until the first anniversary of the Closing Date. Subject to the foregoing, any covenants or agreements of any party which are to be performed or observed on or following the Closing shall survive the Closing until fully performed or observed in accordance with their terms. Except as expressly provided in the immediately preceding sentence and the proviso in the first sentence of this Section IX.A, no claim for indemnification hereunder may be made after the expiration of the Survival Period.
     B. Indemnification for the Benefit of Buyer.
     1. Subject to provisions of this IX, from and after the Closing, Buyer, its Subsidiaries, the Company and its Subsidiaries and each of their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) shall be indemnified by Sellers to the extent provided in this IX against any Losses which the Buyer Indemnified Parties suffer as a result of (i) any breach by any Seller of any representation and warranty of such Seller contained in III, (ii) any breach by the Company of any representation and warranty of the Company contained in IV or any certificate delivered by or on behalf of the Company hereunder at or prior to the Closing; provided that Losses attributable to Taxes described in Section IX.B.1(iii) shall be indemnified pursuant to that provision only, (iii) any Taxes of the Company and its Subsidiaries for (A) any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”), (B) any taxable period beginning before or on and ending after the Closing Date (a “Straddle Period”) to the extent allocable pursuant to Section XI.C.2 to the period ending on or before the Closing Date and (C) the sale by Sellers of the Units, but in the case of each of clauses (A), (B) and (C) only to the extent that such Taxes exceed the Net Tax Reserve Amount, (iv) any non-fulfillment or breach of any covenant or agreement, set forth in this Agreement to be performed or complied with by a Seller, or (v) the matters set forth on Schedule IX.B.1(v) (the “Specific Indemnification Items”).
     2. Notwithstanding anything to the contrary contained herein, except in the case of Losses attributable to (i) Taxes described in Section IX.B.1(iii), (ii) breaches of the representations and warranties contained in Section III.C (Ownership of the Units), (iii) breaches of the representations and warranties contained in subsection (a) of Section IV.D (Capitalization and Related Matters), or (iv) the non-fulfillment or breach of any covenant or, agreement set forth in this Agreement to be fulfilled by a Seller (collectively, the “Special Losses”), the Buyer Indemnified Parties’ sole and exclusive recourse against the Sellers under this Section B shall be from the Escrow Fund and Sellers shall be jointly and severally liable for the payment out of the Escrow Fund for any such Losses suffered by any Buyer Indemnified Party. For any Special Losses suffered by a Buyer Indemnified Party in excess of the product of (x) the remaining balance in the Escrow Fund and (y) such Seller’s proportionate ownership of the Company as set forth on Schedule 4.04 (in the case of clause (ii) above) or after the expiration of the Escrow Fund, Sellers shall be severally, but not jointly, liable for the payment of (A) such Seller’s Percentage Share of any such Special Losses (in the case of clauses (i), (iii) and (iv) above) or (B) the amount of such Special Losses (in the event of clause (ii) above). Notwithstanding the foregoing, however, the representations and warranties contained in III that relate specifically and solely to a particular Seller are the obligations of that particular Seller only and the other Sellers shall not be responsible therefore. The particular Seller making any such representation or warranty contained in this Agreement shall be solely responsible for any Losses the Buyer Indemnified Parties suffer as a result of any breach of any such representations and warranties by such Seller, and the full amount of any such Losses shall, to the extent paid to Buyer from the Escrow Fund, be promptly paid by such Seller directly to the Seller Representative, which shall thereafter pay such amount to each other Seller, by wire transfer of immediately available funds to an account designated by such other Seller, in accordance with such other Seller’s Percentage Share (less such other Seller’s Percentage Share of any costs incurred by the Seller Representative in making such payments). In no event, except in the case of Special Losses, shall the aggregate liability of any Seller for all Losses claimed by the Buyer Indemnified Parties against such Seller under Sections IX.B.1 and 2 exceed such Seller’s Percentage Share of the Escrow Fund.
     3. Notwithstanding any other provision in this Agreement to the contrary, Sellers shall not have any liability under Sections IX.B.1(i) and (ii) above, unless the aggregate of all Losses relating thereto for which Sellers would be liable, but for this Section, exceeds on a cumulative basis $2,000,000 (the “Deductible”) and then only to the extent such Losses exceed the Deductible; provided that the Deductible shall not apply to Losses based upon, attributable to or resulting from (i) breaches of the representations and warranties contained in Section III.C (Ownership of the Units), subsection (b) of Section IV.B (Subsidiaries), subsections (a)(ii) and (c) of Section IV.D (Capitalization and Related Matters) and Section IV.H (Tax Matters) and (ii) the Specific Indemnification Items, each of which shall be indemnifiable by the Sellers from the first dollar of such Losses; provided, further, that Sellers’ aggregate liability under Section IX.B.1 and 2 shall in no event exceed $20,000,000 (the “Cap”), except in the case of Losses attributable to breaches of the representations and warranties contained in (A) Section III.C, which liability, for each Seller, shall not exceed an amount equal to the aggregate proceeds received by such Seller in connection with the consummation of the transactions contemplated hereby or (B) clause (ii) of Section IV.D.1 (Capitalization and Related Matters), which liability for each Seller shall equal such Seller’s Percentage Share of such Losses up to, but in no event exceeding, an amount equal to the aggregate proceeds received by such Seller in connection with the consummation of the transactions contemplated hereby.
     4. Notwithstanding any other provision in this Agreement to the contrary, the Sellers shall not be liable to, or indemnify, the Buyer Indemnified Parties for any Losses (i) to the extent and only to the extent that such Losses result from or arise out of actions taken by the Buyer Indemnified Parties or the Company, its Subsidiaries or any of their respective Affiliates from and after the Closing Date, (ii) to the extent that such Losses result from or arise out of any Assumed Liabilities, (iii) to the extent that such Losses result from or arise out of any reduction in, or limitation on the use of, any net operating loss carryover or credit carryover or similar Tax attribute of the Company or any of its Subsidiaries attributable to a Pre-Closing Period, except to the extent such reduction or limitation results in a Tax liability which is subject to indemnification pursuant to Section IX.B.1(iii), or (iv) with respect to any amount that was taken into account in the final determination of Net Working Capital, Closing Date Indebtedness, Company Transaction Expenses or the Transaction Payment Amount pursuant to Section I.E hereof. This Section IX.B constitutes the Buyer Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby (other than in the case of fraud and the adjustment provisions of I).
     5. Nothing contained herein shall modify any obligations under common law of the Buyer Indemnified Parties to mitigate Losses upon and after becoming aware of any event which would reasonably be expected to give rise to Losses subject to indemnification hereunder.
     6. The Buyer Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.
     C. Indemnification for the Benefit of the Sellers.

     1. From and after the Closing Date, Buyer and the Company shall jointly and severally indemnify Sellers and their respective officers, directors, partners, members, employees, agents, representatives (excluding the Seller Representative, solely in its capacity as the Seller Representative and not as a Seller), successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses which the Seller Indemnified Parties suffer as a result of (i) any breach of any representation or warranty of Buyer under this Agreement or any certificate delivered by or on behalf of Buyer hereunder, or (ii) any non- fulfillment or breach of any covenant or agreement set forth in this Agreement to be performed by Buyer and/or, from and after the Closing, the Company or any of its Subsidiaries.
     2. Notwithstanding any other provision in this Agreement to the contrary, the aggregate liability of Buyer and the Company under Section IX.C.1 shall in no event exceed the Cap.
     3. This Section IX.C constitutes the Seller Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby (other than in the case of fraud and the adjustment provisions of I).
     4. Nothing contained herein shall modify any obligations under common law of the Seller Indemnified Parties to mitigate Losses upon and after becoming aware of any event which would reasonably be expected to give rise to Losses subject to indemnification hereunder.
     5. The Seller Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Seller Indemnified Parties had already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.
     D. Special Rule for Fraud. Notwithstanding anything in this IX to the contrary, in the event of any breach of a representation or warranty by any party hereto that constitutes fraud, by or on behalf of any Seller or the Company (prior to Closing) in connection with the consummation of the transactions contemplated by this Agreement, on the one hand, or Buyer, on the other hand, then (a) the limitations set forth in Section IX.B.2, Section IX.B.3 or Section IX.C.2 (as the case may be) shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach; provided that in no event shall the aggregate liability for Losses under this Section IX.D for each Seller, exceed the aggregate proceeds received by such Seller in connection with the consummation of the transactions contemplated hereby, and (b) none of such Losses shall count towards the satisfaction of the Deductible.
     E. Manner of Payment. Any indemnification payment pursuant to this XI shall be effected by wire transfer of immediately available funds from the applicable indemnifying party to an account designated by each applicable indemnified party within 20 days after the determination thereof. Any payments required to be made by Sellers in satisfaction of claims for indemnification pursuant to Section IX.B.1 and B.2 shall be paid first from the Escrow Fund, to the extent of the available funds in the Escrow Fund.
     F. Defense of Third-Party Claims.
     1. Any Person making a claim for indemnification under Section IX.B or Section IX.C (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent and only to the extent that such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.
     2. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, or at its option assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. Notwithstanding the foregoing, the Indemnitor shall not have the right to assume control of the defense of such claim, and shall pay the reasonable fees and expenses of one counsel to all Indemnitees arising out of the same or similar set of circumstances in connection with such defense, if such claim (i) involves a criminal allegation by a governmental authority, (ii) involves a claim, which, if adversely determined, would be reasonably expected to materially affect the ability of Buyer and the Company to operate the business of the Company and its Subsidiaries in the ordinary course and consistent with past practices, (iii) could reasonably be expected to result in a Loss (including the cost of defense) which exceeds one hundred twenty-five percent (125%) of the excess of (x) the amount, if any, then remaining in the Escrow Fund, over (y) the amount of Losses (including costs of defense) which could reasonably be expected to be paid in satisfaction of any pending but unresolved claims for indemnification, (iv) involves, in the opinion of counsel of the Indemnitee, a conflict of interest between the Indemnitor and the Indemnitee, (v) in the written opinion of independent counsel, is not being vigorously defended by the Indemnitor such claim, or (vi) involves any matter described in item 2 of Schedule 9.02(a)(v) (clauses (i) through (vi), the “Exception Claims”). Notwithstanding the foregoing or anything herein to the contrary, (1) all costs of any such defense or any settlement by the Seller Representative, including reasonable attorneys’ fees, accountants’ fees and any other reasonable fees and expenses related to any such defense, shall be indemnifiable

Losses and shall be paid from the Escrow Fund and (2) the Indemnitor shall not assume control of the defense of any third-party claim unless the Indemnitor shall agree in writing to indemnify the Indemnitee for all Losses attributable to such third-party claim subject to the terms of this Agreement, including the limitations set forth in Section IX.B.2, Section IX.B.3 and Section C.2 (as the case may be).
     3. If (i) the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, (ii) such claim is an Exception Claim or (iii) Indemnitor fails to agree to indemnify the Indemnitor for all Losses attributed to such third-party claim (subject to the terms of this Agreement, including the limitations set forth in Section IX.B.2, Section IX.B.3 and Section C.2 (as the case may be)), in each case, the Indemnitee may defend against such matter as it deems appropriate at the expense of the Indemnitor; provided that the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitor and shall not be recoverable from such Indemnitee or the Escrow Fund under this IX; provided further that the Indemnitee may not settle any such matter, other than an Exception Claim that does not solely involve monetary damages, without the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.
     4. If the Indemnitor assumes the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this IX. If the Indemnitor assumes the defense of any such claim, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third-party claim where the remedy is solely monetary damages and no equitable remedy and where the settlement includes as a term thereof a full release of the Indemnitee, the amount for which that third-party claim could have been settled pursuant to that proposed compromise or settlement. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. To the extent of any conflict between the provisions of this Section F and Section XI.C.7, the provisions of Section XI.C.7 shall govern.
     G. Determination of Loss Amount. The amount of any Loss subject to indemnification under Section IX.B or Section IX.C shall be calculated net of (i) solely in the case of Losses attributable to any foreign Subsidiary of the Company, any Tax Benefit actually realized by the Indemnitee or any of its Affiliates as a result of such Loss, (ii) any reserves set forth in the Closing Balance Sheet and/or the Closing Statement and included in the Net Working Capital Amount relating specifically to the matter with respect to which such Loss relates and (iii) any insurance proceeds (net of retrospective premium payments or prospective premium increases) or other amounts under indemnification agreements actually received by the Indemnitee on account of such Loss. If, after an indemnification payment is made to the Indemnitee in respect of a Loss attributable to any foreign Subsidiary of the Company, the Indemnitee or any of its Affiliates receives a Tax Benefit on account of such Loss that was not fully deducted from such indemnification payment, Buyer or the indemnified Seller (as applicable) shall, or shall cause the recipient of such undeducted Tax Benefit to, promptly pay to the Person or Persons that made such indemnification payment the amount of such undeducted Tax Benefit at such time or times as and to the extent that such undeducted Tax Benefit is actually realized by such recipient. For purposes of this Section IX.G, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee or any of its Affiliates, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. Buyer or the indemnified Seller (as applicable) shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has received indemnity payments hereunder, then a refund equal to the aggregate amount of the actual recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors.
     H. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty, covenant or agreement shall terminate when the applicable representation or warranty or covenant or agreement terminates pursuant to Section IX.A; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the party to be indemnified shall have, prior to the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party.
     I. Limitation on Recourse. No claim shall be brought or maintained by Buyer, the Company or any of their respective Subsidiaries or their respective successors or permitted assigns against any officer, director or employee (present or former) of any Seller in its capacity as such or any Affiliate of any Seller unless a party to this Agreement as a Seller, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
     J. Characterization of Payments. For Tax purposes, the parties agree to treat all payments made under this IX as adjustments to the total consideration payable by Buyer for the Units. All such payments relating to foreign Subsidiaries of the Company shall be treated as adjustments to the consideration allocable to such foreign Subsidiaries, and all such payments relating to the U.S. operations of the

Company shall be treated as an adjustment to the consideration allocable to the assets directly held within the Company (and not within any Subsidiary of the Company).
X.
SELLER REPRESENTATIVE
     A. Designation. Each of the Sellers does hereby designate Norwest Equity Partners, VII, LP as the “Seller Representative” to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Seller Representative. Should the Seller Representative resign or be unable to serve, the Seller Representative shall appoint a single substitute agent to take on the responsibility of the Seller Representative hereunder, whose appointment shall be effective on the date of the Seller Representative’s resignation or incapacity.
     B. Authority. Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement, including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein and any post-Closing matters; (ii) to pay the Sellers’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred before, on or after the date of this Agreement); (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Units and execute such further instruments of assignment as Buyer or the Company shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver in connection with this Agreement and the other agreements or documents contemplated hereby as the Seller Representative, in its sole discretion, may deem necessary or desirable; (vi) to prepare, revise, supplement, update or amend any schedule, exhibit or other document required to be delivered by or under this Agreement, including Schedule I.B, (vii) to execute, deliver and perform its obligations under the Escrow Agreement (with such modifications or changes therein as to which the Seller Representative, in its sole discretion, shall have consented) and to agree to and enter into any such amendments or modifications thereto as the Seller Representative, in its sole discretion, determines to be desirable; (viii) to take all actions necessary to cause, as necessary, the Escrow Fund to be replenished in accordance with Section I.F hereof; (ix) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (x) to do each and every act and exercise any and all rights which such Seller(s) collectively are permitted or required to do or exercise under this Agreement; and (xi) to make, execute, acknowledge and deliver the Escrow Agreement and all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, schedules, exhibits, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including, retaining counsel, accountants and other experts, incurring fees and expenses, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Buyer, the Company and/or any Seller, defending any Claims by the Buyer Indemnified Parties or third-party claims pursuant to IX hereof, consenting to, compromising or settling any such Claims, conducting negotiations with Buyer, the Company and their respective representatives regarding such Claims, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Seller Representative shall not take any such action where (x) any single Seller would be held solely liable for a Loss (without such Seller’s consent) or (y) such action materially and adversely affects the substantive rights or obligations of one Seller, or group of the Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto.
     C. Authority; Indemnification. Each Seller agrees that Buyer and the Company shall be entitled to rely on any action taken or omission to act by the Seller Representative, on behalf of such Seller, pursuant to Section X.B above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. In no event shall Buyer or the Company, any of their Affiliates, have any liability to any Seller for any action taken or omission to act by the Seller Representative. Buyer agrees, for itself and the Company, that the Seller Representative, in its capacity as the Seller Representative, shall have no liability to Buyer or the Company for any Authorized Action, to the extent that such Authorized Action was taken or omitted in good faith and not in a manner constituting fraud or willful misconduct. Each Seller hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Seller Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement and any expenses incurred by the Seller Representative in connection with the performance of its duties hereunder.
     D. Seller Representative Holdback. The Seller Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all expenses incurred as the Seller Representative (it being understood that in no event shall Buyer, the Company or any of their Affiliates be liable for any such payment and, except as set forth below, the Escrow Fund shall not be used to make any such payments). In connection with the foregoing, on or prior to the Closing Date, the Company shall deliver $4,000,000 (the “Seller Representative Holdback”) to the Seller Representative to be used by the Seller Representative to (a) pay any expenses incurred by the Seller Representative in its capacity as the Seller Representative, including, but not limited to, any attorneys’, accountants’ and other experts’ fees and (b) to replenish the Escrow Fund, as applicable, from the Seller Representative Holdback in accordance with Section I.F. Immediately following the first to occur of (x) the payment of the Final Adjustment Amount by the Escrow Agent and, as applicable, the Replenishment Amount, if any, by the Seller Representative, or (y) the final determination that the Final Adjustment Amount is equal to zero, the Seller Representative will distribute to the Sellers their applicable pro rata portion (based on their Percentage Share of the Seller Representative Holdback) of the amount by which the unused amounts of the Seller Representative Holdback exceed the Holdback Floor, without any interest (the “Initial Holdback Distribution”). Following the Initial Holdback Distribution, at such time as the Seller Representative determines, in its sole discretion, that the Seller Representative will not incur any additional expenses in its capacity as representative, then the Seller Representative will distribute to the Sellers their applicable pro rata portion (based on their Percentage Share of the Seller Representative Holdback) of the remaining unused amounts of the Seller Representative Holdback, if any, without interest. In connection with defending any third-party claims pursuant to Section IX.F, the Seller Representative shall be entitled to be reimbursed from the Escrow Fund at any time upon written request from the Seller Representative for costs and expenses (including, legal fees, disbursements and expenses) incurred by the Seller Representative in its representative capacity. Buyer shall cause the Escrow Agent to pay any amount requested by the Seller Representative as promptly as practicable, but in no event more than five business days after the Seller Representative request therefor, which request shall include wire transfer instructions.
     E. Exculpation. The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Seller Representative shall not be relieved of any liability imposed by law for willful misconduct. The Seller Representative shall not be liable to Sellers for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Seller Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or willful misconduct.
     F. Survival. All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.
XI.
ADDITIONAL COVENANTS AND AGREEMENTS
     A. Disclosure Generally. If and to the extent any information required to be furnished in any schedule is contained in any other schedule with such specificity (whether or not specific cross references are given) so that it is reasonably apparent on the face of such information that such information is also applicable to one or more other parts of the Agreement or any other schedule, such information shall be deemed to be included in all schedules in which such information is required to be included. The inclusion of any information in any schedule shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is material to or outside the ordinary course of the businesses of the Company and its Subsidiaries.
     B. Acknowledgments by Buyer.
     1. THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND SELLERS SET FORTH IN THIS AGREEMENT, INCLUDING THE DISCLOSURE SCHEDULES, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLERS. Except as otherwise set forth herein, the Company and the Subsidiaries and Sellers do not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or any of the Subsidiaries’ assets or any part thereto. No claim shall be brought or maintained by the Company, its Subsidiaries or Buyer or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company, its Subsidiaries, the Sellers, the Seller Representative, in their capacity as such, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Company and/or the Sellers set forth or contained in, this Agreement or any certificate delivered hereunder, except in the case of fraud and to the extent provided in Section IX.B hereof.
     2. In connection with its investigation of the Company and the Subsidiaries, Buyer has received from or on behalf of the Company, the Subsidiaries or Sellers certain projections. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that it is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, except in the case of fraud and to the extent provided in Section IX.B hereof, it will not have any claim against the Company, its Subsidiaries, the Sellers, the Seller Representative or any direct or indirect equity holder of the Sellers with respect thereto. Accordingly, none of the Company, the Subsidiaries or the Sellers makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Except in the case of fraud, Buyer agrees that none of the Sellers (other than as otherwise set forth herein) nor any of their Affiliates will have or be subject to any liability to Buyer, the Company or any other Person resulting from the distribution to Buyer, or

Buyer’s use of, any information regarding the Company or any of the Subsidiaries or their respective businesses, including any information, document or material made available to Buyer or its Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.
     C. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:
     1. Responsibility for Filing Tax Returns.
          The Seller Representative shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods which are not filed or otherwise due as of the Closing Date. At least 15 days prior to the date on which each such Tax Return is filed, the Seller Representative shall submit such Tax Return to Buyer for its review and comment, and the Seller Representative shall make such revisions to such Tax Return as are reasonably requested by Buyer and received by Seller at least ten days prior to the date on which such Tax Return is filed (but Seller Representative shall be under no obligation to accept any comments that relate to positions taken on such Tax Return that are prepared in accordance with applicable Legal Requirements and otherwise consistent with past practice). At least five days before the date on which any such Tax Return is due, the Seller Representative shall deliver such Tax Return to Buyer for filing. Buyer shall timely file or cause to be timely filed such Tax Return and shall pay all Taxes reflected on such Tax Return, subject to Buyer’s right to indemnification pursuant to Section IX.B.1(iii) for the portion of such Taxes owing in excess of the Net Tax Reserve Amount.
          Buyer shall prepare or cause to be prepared in accordance with the past practice of the Company and its Subsidiaries (except to the extent otherwise required by applicable Legal Requirements), and timely file or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries for all Straddle Periods. At least 15 days prior to the date on which each such Tax Return is filed, Buyer shall submit such Tax Return to the Seller Representative for its review and approval, which approval may not be unreasonably withheld; provided, however, that such approval may be withheld if such Tax Return has not been prepared in accordance with past practice (except to the extent otherwise required by applicable Legal Requirements) and the filing of such Tax Return is reasonably expected by the Seller Representative to adversely affect the Tax liability, the amount received under this Agreement or the indemnification obligation, in each case, of any Seller. Buyer shall pay all Taxes reflected on such Tax Returns, subject to Buyer’s right to indemnification pursuant to Section IX.B.1(iii) for the portion of such Taxes owing in excess of the Net Tax Reserve Amount.
     2. Straddle Periods. With respect to any Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.
     3. Tax Refunds. Any refunds that are received by Buyer (other than those attributable to net operating losses carry backs from periods after the Closing), the Company or any of its Subsidiaries that relate to Taxes for either the Pre-Closing Tax Period or any Straddle Period (to the extent allocable pursuant to Section XI.C.2 to the period ending on or before the Closing Date) shall be for the account of Sellers to the extent not already credited in Sellers’ favor as part of the calculation of the Net Working Capital Amount, and Buyer shall pay over to the Seller Representative any such refund within 15 days after receipt thereof, net of reasonable expenses of collection and, where applicable, all Tax liability incurred in respect of such refunds. For the avoidance of doubt, to the extent any refunds are received by the Buyer, the Company or any of its Subsidiaries after the Closing in respect of foreign withholding Taxes or U.S. federal or state income Taxes imposed on any dividends or other distributions received by the Company from any of its Subsidiaries prior to the Closing or imposed on any Dividend Payments described in Section VII.G (including, without limitation, any excess withheld amounts refunded upon establishment of eligibility for reduced withholding rates under an applicable Tax treaty), such refunds shall be paid over to the Seller Representative within 15 days after receipt thereof.
     4. Cooperation on Tax Matters.
          Buyer, the Company and its Subsidiaries, Sellers and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section XI.C and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries, Sellers and the Seller Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the

Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers or the Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party at least 30 days written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries, or Sellers or the Seller Representative, as the case may be, shall allow the other party to take possession of such books and records.
          Buyer and the Seller Representative further agree, upon request, to provide the other party with all information (in their respective possession) that either party may be required to report pursuant to Code §6043A and all Treasury Regulations promulgated thereunder.
     5. Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.
     6. Transfer Taxes. The cost of any documentary, stamp, stock transfer, or similar Tax imposed on the Company and its Subsidiaries or one or more Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to such Transfer Taxes, shall be borne equally by Sellers (as Company Transaction Expenses) and by Buyer. The Seller Representative agrees to cooperate with Buyer and the Company in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession reasonably requested by Buyer and the Company that is reasonably necessary to complete such Tax Returns and promptly remitting to Buyer any invoices for such Transfer Taxes that are received by Sellers.
     7. Contest Provisions. The Seller Representative and Sellers, on the one hand, and Buyer, the Company and its Subsidiaries, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, proceedings or similar events with respect to Taxes relating to a Pre-Closing Tax Period or to that portion of a Straddle Period ending on the Closing Date (any such inquiry, claim assessment, audit, proceeding or similar event, a “Tax Matter”). If Sellers have any continuing indemnification obligations under Section IX.B.1(iii), or under Section IX.B.1(ii) for breach of any representations or warranties in Section IV.H (Taxes), then the Seller Representative shall have the right to control the conduct and resolution of such Tax Matter (unless the amount of liability with respect to such Tax Matter could reasonably be expected to exceed 125% of the excess of (i) the amount remaining under the Cap over (ii) the amount which could reasonably be expected to be paid in satisfaction of any pending but unresolved claims for indemnification, in which event Buyer shall have the right to control the conduct and resolution of such Tax Matter; provided, however, that Buyer shall keep the Seller Representative informed of all developments on a timely basis and Buyer shall not resolve such Tax Matter without the Seller Representative’s written consent). Whenever the Seller Representative controls the conduct and resolution of a Tax Matter, the Seller Representative shall keep Buyer informed of all developments on a timely basis; provided, however, that if any of the issues raised in such Tax Matter could reasonably be expected to have an adverse impact on Taxes of the Company or its Subsidiaries for a taxable period beginning (or the portion of a Straddle Period beginning) after the Closing Date, then the Seller Representative shall afford Buyer the opportunity to control jointly the conduct and resolution of the portion of such Tax Matter which could have an adverse impact on such Taxes in such period or portion thereof. If the Seller Representative has the right to control the conduct and resolution of a Tax Matter but elects in writing not to do so within 15 days of receiving notice of such Tax Matter, then Buyer shall have the right to control the conduct and resolution of such Tax Matter; provided, however, that whenever Buyer has the right to control the conduct and resolution of any Tax Matter pursuant to this sentence, that Buyer shall keep the Seller Representative informed of all developments on a timely basis and Buyer shall not resolve such Tax Matter in a manner that could reasonably be expected to have an adverse impact on Sellers’ indemnification obligations under this Agreement without the Seller Representative’s written consent. Each party shall bear its own costs for participating in any Tax Matter.
     8. Tax Treatment of Transaction. Consistent with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, the parties hereto agree to treat, for U.S. federal income Tax purposes, the transfer of interests by Sellers to Buyer as follows: (i) as to Sellers, as a transfer of interests by Sellers to Buyer; (ii) as to Buyer, as if the Company had distributed in liquidation of the Company to each Seller its respective pro rata share of the Company’s assets and as if Buyer had purchased each Seller’s respective pro rata share of the assets received from the Company. The parties hereto further agree that (A) the transfer of the interests shall result in a termination of the partnership for purposes of Section 708 of the Code and (B) the taxable year of the Company shall close as of the end of the day on the Closing Date.
     9. Allocation. Buyer and Sellers hereby agree that the Purchase Price (together with all amounts treated as consideration for U.S. federal income tax purposes) shall be allocated among the assets acquired pursuant to the transactions contemplated by this Agreement in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and in accordance with the methodology set forth on Exhibit C hereto (the “Allocation”). The Allocation shall be delivered by Buyer to Seller Representative within 150 days after the Closing Date for Seller Representative’s approval, which approval shall not be unreasonably withheld. Buyer and the Seller Representative shall work in good faith to resolve any disputes relating to the Allocation. If Buyer and the Seller Representative are unable to resolve any such dispute within 30 days of Seller Representative’s receipt of the Allocation, such dispute shall be resolved promptly by the Independent Auditor, the costs of which shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. To the extent required by any applicable Legal Requirement, the Allocation shall be revised to reflect any adjustment of the total consideration payable by Buyer pursuant to this Agreement. Buyer and Sellers shall prepare and file all Tax Returns and other statements in a manner consistent with the Allocation and shall not make any inconsistent statement or adjustment on any Tax Returns or otherwise during the course of an audit, investigation or other dispute with a Tax authority; provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such Allocation.
     10. Section 338 Election. Buyer shall not make and shall not permit the Company to make an election under Section 338(g) of the Code or any corresponding elections under state or local Tax law, with respect to the transactions contemplated under this Agreement. During the period beginning on the Closing Date and ending on December 31, 2011, Buyer shall cause the Company and its Subsidiaries to operate their business consistent with past practice and shall not undertake any restructurings outside of the ordinary course which have the effect of increasing earnings and profits (other than earnings and profits generated in the ordinary course of business). For the avoidance of doubt, provided that any such restructurings are properly treated as tax-free under Code Section 332, 351 or 368 and do not have the effect of increasing earnings and profits, the foregoing shall not prevent Buyer from engaging in such transactions.
     11. None of Buyer, the Company or any of its Subsidiaries shall amend any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period without the consent of the Seller Representative, which consent shall not be unreasonably withheld. For the avoidance of doubt, if such amendment would give rise to adverse Tax consequences to any Seller, it shall not be considered unreasonable for the Seller Representative to withhold its consent.
     D. WARN.
     1. Between the date hereof and the Closing Date, the Company agrees that it shall not, nor shall it permit any of its Subsidiaries to, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN without complying in all material respects with the notice requirements and all other provisions of WARN.
     2. Buyer agrees that it shall not, nor shall it permit the Company or any of its Subsidiaries to, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN without complying in all material respects with the notice requirements and all other provisions of WARN.
     E. Further Assurances. Subject to the limitations set forth elsewhere in this Agreement, from time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
XII.
DEFINITIONS
     A. Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
“Accounts Receivable” shall mean all bona fide accounts receivable of the Company or any of its Subsidiaries (exclusive of any notes receivable and any accounts receivable from Affiliates or Related Persons of Sellers, the Company, or any of its Subsidiaries) as of the Closing Date.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash (for avoidance of doubt, cash shall include deposits in transit and all outstanding checks of the Company shall be deducted), cash equivalents, marketable securities and government refunds (minus all cash, cash equivalents, marketable securities and government refunds that are the subject of any contemplated Dividend Payment set forth on Schedule VII.G), as of the Determination Moment; provided that no asset shall be included more or less than once in such determination. Notwithstanding the foregoing, to the extent any Dividend Payment set forth on Schedule VII.G as of the Closing exceeds (i) the amount of all cash (for avoidance of doubt, cash shall include deposits in transit and all outstanding checks of the Company shall be deducted), cash equivalents and marketable securities as of the Determination Moment of the Subsidiary making such Dividend Payment, plus (ii) any amounts paid by any Person (including any governmental authority) to such Subsidiary or any Affiliate thereof for purposes of paying such Dividend Amount, such excess amount shall (without duplication of any repayment or prior adjustment) be deducted from the calculation of Cash on Hand.
“Class A Unit” means an interest in the Company designated as a Class A Unit.

“Class B Unit” means an interest in the Company designated as a Class B Unit.
“Closing Date Indebtedness” means, with respect to the Company and its Subsidiaries, all outstanding and unpaid Indebtedness, as of the Determination Moment; provided that no outstanding and unpaid Indebtedness shall be included more or less than once in such determination.
“Code” means the means the Internal Revenue Code of 1986, as amended.
“Company Transaction Expenses” means (i) all fees and expenses payable to the Company’s advisors and other fees from and expenses of professional service firms incurred by the Company or for which the Company is liable or responsible in connection with the transactions contemplated by this Agreement in each case to the extent unpaid as of the Closing, including, without limitation the premiums for any tail coverage policy obtained by the Company pursuant to Section 7.02(c) which are unpaid as of Closing and (ii) the aggregate amount of any payments due to Norwest Equity Partners VI, LP, Norwest Equity Partners VII, LP, or Norwest Equity Partners VIII, LP upon termination of the certain Amended and Restated Strategic Consulting Agreement, dated as of August 30, 2007.
“Company’s Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the 2010 Audited Balance Sheet as of December 31, 2010.
“Confidentiality Agreement” means the Confidentiality Agreement dated as of March 19, 2011, between Buyer and the Company.
“Determination Moment” means 11:59 p.m. local time on the date immediately preceding the Closing Date, at the respective principal places of business of the Company and its Subsidiaries with respect to each country in which the Company or its Subsidiaries, as the case may be, have a place of business.
“Disbursing Agent” means Wells Fargo Bank, N.A., acting in its capacity as disbursing agent under the Disbursing Agent Agreement.
“Disbursing Agent Agreement” means a disbursing agent agreement to be entered into at the Closing among Buyer, the Seller Representative and the Disbursing Agent, in the form attached hereto as Exhibit B.
“Disclosure Schedules” means the disclosure schedules attached to this Agreement.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), excluding any Multiemployer Plans, and each other material employment, severance, change in control, consulting, or similar contract, arrangement, policy, plan or program providing for insurance coverage (including, without limitation, any self-insured arrangements), disability benefits, bonuses, profit sharing, deferred compensation, stock options, equity compensation incentives, vacation, sick leave, paid time-off, retirement or fringe benefit that is maintained, sponsored or contributed to by the Company or its Subsidiaries on behalf of their current or former employees, directors or independent consultants, other than a Foreign Plan.
“Environmental Requirements” means all Legal Requirements governing pollution (or the cleanup thereof) or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, or human health, including, without limitation, all Legal Requirements relating to the presence, exposure, management, manufacture, reclamation, use, reuse, production, generation, handling, transportation, treatment, containment, storage, disposal, processing, discharge, Release, control, remediation or cleanup of any Hazardous Materials. The term “Environmental Requirement” includes, without limitation, the following (including their implementing regulations and any state or foreign analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Wells Fargo Bank, N.A., acting in its capacity as escrow agent under the Escrow Agreement.
“Escrow Agreement” means an escrow agreement to be entered into at the Closing among Buyer, the Seller Representative and the Escrow Agent, in the form attached hereto as Exhibit A.
“Escrow Fund” means the fund created by the Escrow Agent to hold the Escrow Amount pursuant to the Escrow Agreement.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Hazardous Materials” means all wastes, pollutants, chemicals, products (including asbestos), derivatives, compounds, mixtures, solids, liquids, mineral or gas contaminants or hazardous, dangerous or toxic substances or materials, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous or toxic under Environmental Requirements, including petroleum and petroleum products and any other substance or material that is regulated pursuant to any Environmental Requirement, or the use or Release of which could result in liability under any Environmental Requirement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication, the sum of (i) all obligations of the Company and its Subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) other indebtedness of the Company and its Subsidiaries evidenced by notes, bonds, debentures or other debt securities, (iii) indebtedness of the types described in clauses (i) and (ii) guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss, (iv) indebtedness for the deferred purchase price of property or services with respect to which the Company or any of its Subsidiaries is liable, other than ordinary course trade payables, (v) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP, (vi) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company or any of its Subsidiaries is party, (vii) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto, and (viii) any amounts described in Section VII.F.4 that remain unpaid as of the Closing. For the avoidance of doubt, Indebtedness shall not include any (a) guarantees by the Company or any of its Subsidiaries of indebtedness of the types described in clauses (i) and (ii) of any other Subsidiary of the Company, (b) letters of credit which have not been drawn down, (c) performance guarantees or bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of the Company or any of the Subsidiaries, (d) intercompany accounts, payables or loans of any kind or nature, and (e) accounts payable, accrued liabilities (excluding any accrual in relation to borrowings not included in Net Working Capital), deferred income taxes, accrued income taxes, pension and post-retirement benefits (including those set forth on Schedule I.C), deferred revenue and commitments under non-cancelable operating leases.
“Intellectual Property” means all U.S. and foreign intellectual property, including Software, patents, trademarks, service marks, domain names, copyrights, copyrighted works, and any registrations or applications for the registration of any of the foregoing, and any trade secrets, confidential information, and know-how.
“Inventory” shall mean all raw material, work in process and finished goods inventory of the Business.
“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational or other rule, order, code, judgment, decree, constitution, law, ordinance, regulation, statute or treaty.
“Lien” shall mean any claim, lien, pledge, option, charge, easement, security interest, right of way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever.
“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, including, without limitation, punitive, special, consequential, incidental or exemplary damages; provided that Losses shall only include (i) punitive or exemplary damages to the extent that a third party is entitled to such damages against the Indemnitee based on the actions of the Indemnitor pursuant to Article IX hereof and (ii) special or consequential damages to the extent such damages are solely attributable to special circumstances that have been disclosed to or are reasonably foreseeable by the Company as of the date hereof.
“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, individually or taken as a whole; provided, however, that any of the following, alone or in combination, shall not be deemed to constitute a Material Adverse Change, nor shall any of the following (or the effect thereof) be taken into account in determining whether there has been or will be a Material Adverse Change: (i) general economic or securities or financial market conditions in any economy or market in which the Company or its Subsidiaries do business, (ii) any occurrence or condition generally affecting the industry in which the Company and its Subsidiaries operate (including natural catastrophe events), (iii) any change in law or regulations in any jurisdiction in which the Company or any Subsidiary of the Company does business or any change in accounting principles required by GAAP or any applicable foreign equivalent, (iv) the execution or announcement of this Agreement or relating to compliance by any party hereto with the provisions hereof or the pendency or execution of any of the transactions contemplated hereby, or (v) any natural disaster, military actions or any acts of terrorism, sabotage or war or the outbreak or escalation of hostilities or any of the foregoing or change in geopolitical conditions, except, in the case of clauses (i), (ii), (iii) and (v), to the extent such change, effect, event, occurrence, state of facts or development, has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole.
“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
“Net Tax Reserve Amount” means the amount of the accruals and reserves for Taxes taken into account in the calculation of the Net Working Capital Amount in determining the total consideration payable by Buyer pursuant to this Agreement. For the avoidance of doubt, all deferred tax assets and liabilities shall be excluded from the calculation of Net Tax Reserve Amount.
“Net Working Capital” means the amount of total current assets minus the amount of total current liabilities of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied consistently with the Company’s Accounting Practices and Procedures as of the Determination Moment. Notwithstanding the foregoing, the calculation of these amounts shall take account of the agreement by the parties hereto to include or exclude the items set forth on Schedule XII.A(a).
“Net Working Capital Amount” means the Net Working Capital of the Company and its Subsidiaries as of the Determination Moment; provided that no asset or liability shall be included more or less than once in such determination.
“Owned Tangible Personal Property” shall mean all Tangible Personal Property owned by the Corporation and its Subsidiaries.
“Percentage Share” means with respect to each Seller, the amount set forth opposite such Seller’s name on Schedule I.B under the heading “Percentage Share”.
“Permitted Liens” means: (i) any restriction on transfer arising under applicable securities law; (ii) liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and were reflected on the 2010 Balance Sheet or the Latest Balance Sheet, or, to the extent outstanding as of the Closing Date, were reflected on the Closing Balance Sheet and taken into account in the final determination of Net Working Capital or Closing Date Indebtedness; (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation of the Owned Real Property or the Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or the Leased Real Property which do not, individually or in the aggregate, materially impair the occupancy or use of the Owned Real Property or the Leased Real Property for the purposes for which it is currently operated or used in connection with the Company’s and its Subsidiaries’ businesses; (vi) liens, security interests and/or other encumbrances affecting or encumbering the right, title and/or interest of the landlord/fee owner with respect to the Leased Real Property which do not materially impair or interfere with the occupancy, operation or use of the Leased Real Property for the purposes for which it is currently operated or used in connection with the

Company’s and its Subsidiaries’ businesses; (vii) non-monetary liens or encumbrances which do not materially impair or interfere with the occupancy, operation or use of the Owned Real Property or the Leased Real Property for the purposes for which it is currently operated or used in connection with the Company’s and its Subsidiaries’ businesses; (viii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (ix) purchase money liens and liens securing rental payments under capital lease arrangements and that were reflected on the 2010 Balance Sheet or the Latest Balance Sheet, or, to the extent outstanding as of the Closing Date, were reflected on the Closing Balance Sheet and taken into account in the final determination of Net Working Capital or Closing Date Indebtedness; (x) liens of lessors and licensors arising under lease agreements or license arrangements; (xi) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and that were reflected on the 2010 Balance Sheet or the Latest Balance Sheet, or, to the extent outstanding as of the Closing Date, were reflected on the Closing Balance Sheet and taken into account in the final determination of Net Working Capital or Closing Date Indebtedness; (xii) liens securing any of the Company’s credit facilities or other Indebtedness to be paid off at the Closing; and (xiii) those liens set forth on Schedule A(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Pre-Closing Period” means (i) any Pre-Closing Tax Period or (ii) the portion of any Straddle Period ending on the Closing Date.
“Related Person” shall mean (i) any shareholder, member, manager, director or officer or any other direct or indirect beneficial owner (but excluding mere holders of options to purchase shares) of the Company or any of its Subsidiaries, (ii) any spouse, child, sibling or parent of any such shareholder, member, manager, director or officer or other beneficial owner, or (iii) any limited liability company, partnership, corporation, trust or other entity in which any individual encompassed by the foregoing (i) or (ii) has a substantial and material interest as a member, partner, shareholder, trustee or otherwise.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Software” shall mean computer software of whatever kind or purpose, including object code, source code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all software stored or contained therein or transmitted thereby, and related documentation.
“Subsidiary or Subsidiaries” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).
“Tangible Personal Property” shall mean all tangible personal property (other than inventory) owned or leased by the Company or its Subsidiaries or in which the Company or any Subsidiary of the Company have any interest including, without limitation, show equipment, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.
“Target Net Working Capital Amount” means $51,000,000.
“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax.
“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including schedules or attachments thereto, and including any amendments thereof.
“Title IV Plan” means any “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan).
“Transaction Payment Amount” means an amount equal to the aggregate unfunded severance and similar liabilities of the Company to its employees and agents, including payments to employees and agents of the Company that become due and payable solely as a result of the consummation of the transactions contemplated by this Agreement, in each case, as set forth on Schedule XII.A(c).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

     B. Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
2010 Audited Balance Sheet	4.05	(a)
Agreement	Preamble
Allocation	11.03	(i)
Assumed Liabilities	1.03
Audited Financial Statements	4.05	(a)
Authorized Action	10.03
Buyer	Preamble
Buyer Indemnified Parties	9.02	(a)
Buyer Plans	7.06	(b)
Buyer’s Representatives	6.02
Cap	9.02	(c)
Claim	10.02
Closing	1.04	(a)
Closing Balance Sheet	1.05	(a)
Closing Date	1.04	(a)
Closing Payment Certificate	1.01	(a)
Closing Statement	1.05	(a)
Company	Preamble
Company Employee	7.06	(a)
Company Securities	4.04	(b)
Deductible	9.02	(c)
Distributions	7.07
Dividend Payment	7.07
Escrow Amount	1.06
Estimated Cash On Hand	1.01	(a)
Estimated Closing Date Indebtedness	1.01	(a)
Estimated Net Working Capital Amount	1.01	(a)
Exception Claims	9.06
Exchange Act	5.05
Existing Plans	7.06	(b)
Final Adjustment Amount	1.05	(c)
Financial Statements	4.05	(a)
Foreign Authority	7.03	(b)
Foreign Equivalents	3.04
Foreign Plan	4.12	(l)
French Legal Requirements	3.04
Holdback Floor	1.06
Indebtedness Payoff Amount	1.04	(b)(iii)
Indemnification Notice	9.06
Indemnitee	9.06
Indemnitor	9.06
Independent Auditor	1.05	(a)
Latest Balance Sheet	4.05	(a)
Leased Real Property	4.07	(c)
Licenses	4.19
Objections Statement	1.05	(a)
Owned Real Property	4.07	(b)
Pre-Closing Tax Period	9.02	(a)
Purchase Price	1.01	(b)
Qualified Plan	4.12	(c)
Real Property Leases	4.07	(c)
Regulatory Conditions	8.01	(d)
Related Person Transaction	4.16
Replenishment Amount	1.06
Replenishment Cap	1.06
Securities Act	5.05
Seller Indemnified Parties	9.03	(a)
Seller Representative	10.01
Seller Representative Holdback	10.04
Sellers	Preamble
Special Losses	9.02	(a)
Specific Indemnification Items	9.02	(a)
Straddle Period	9.02	(a)
Survival Period	9.01
Tax Benefit	9.07
Tax Matter	11.03	(g)
the Company’s knowledge	13.03
Transfer Taxes	11.03	(f)
Unaudited Financial Statements	4.05	(a)
Units	Recitals
WARN	4.17	(e)

XIII.
MISCELLANEOUS
     A. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, any other announcement or communication to the employees, consultants, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by any party hereto or any of their controlled Affiliates without the joint approval of Buyer and the Seller Representative; provided, however that Buyer may issue press releases or make public statements or communications without Seller Representative’s approval to the extent Buyer’s counsel advises it to be required by law or the rules of the New York Stock Exchange as applicable to Buyer, so long as Buyer gives Seller Representative a reasonable opportunity to review such press release, announcement or communication before its release.
     B. Expenses. Regardless of whether the transactions contemplated hereby are consummated, Buyer shall pay all of its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated, the Company shall pay all of its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated by the Agreement.
     C. Knowledge Defined. For purposes of this Agreement, the term “the Company’s knowledge” and similar terms as used herein shall mean the actual knowledge, information or belief of Stuart Schoenmann, Joe White, Blake Fennell and Bill Polito after conducting a reasonable investigation.
     D. Notices. All notices, requests, demands, claims or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or transmitted by facsimile (when confirmation of transmission is received), one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, requests, demands, claims and communications to Buyer, the Company, and the Seller Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:
Notices to Buyer, or, following the Closing, the Company:
IDEX Corporation
1925 West Field Court
Lake Forest, Illinois 60045
Attn: Frank J. Notaro, Esq.
         Daniel J. Salliotte
Tel: (847) 498-7070
Fax: (847) 498-9123
with a copy to:
Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
Attn: Richard F. Campbell, Esq.
         Brad A. Birmingham, Esq.
Tel: (716) 856-4000
Fax: (716) 849-0349
Notices to the Seller Representative:
c/o Norwest Equity Partners
3600 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402
Attn: Tom Schauerman
Tel: (612) 215-1695
Fax: (612) 215-1601
with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn: Jeffrey L. Kateman and Jason H. Silvera
Tel: (213) 485-1234
Fax: (213) 891-8763
     Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.
     E. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (i) by Buyer or the Company without the prior written consent of the Seller Representative or (ii) by the Sellers without the prior written consent of Buyer. Notwithstanding the foregoing, Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer, provided that Buyer shall remain liable hereunder notwithstanding any such assignment. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of Seller Indemnified Parties (including Section VII.B, Section IX.B, Section IX.C, Section IX.I, Section XI.B, and this Section E), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.
     F. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     G. References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified.
     H. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
     I. Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by Buyer, the Company and the Seller Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
     J. Complete Agreement. This Agreement (including the exhibits hereto and the Disclosure Schedules) and the documents referred to herein (including the Confidentiality Agreement and the Escrow Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     K. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or .pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
     L. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION XIII.L.
     M. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section XIII.M shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.
     N. Governing Law; Consent to Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or any state appellate court therefrom; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Chancery or state appellate court therefrom; and (iv) waives, to the fullest extent permitted by law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware court. Each party hereto agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section XIII.D. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
     O. Legal Representation; Conflict Waiver Acknowledgement. By approval of this Agreement and the transactions contemplated hereby, each Seller acknowledges and agrees that the law firm of Latham & Watkins LLP is representing only the Company and the Seller Representative with respect to the transactions contemplated hereby, and each Seller understands that he, she or it is strongly encouraged to retain his own attorney, accountant and other representatives to advise him, her or it with respect to the transactions contemplated by this Agreement and the legal, tax, accounting, financial and other impact thereon on such Seller. The parties acknowledge Latham & Watkins LLP’s historical representation of IDEX Corporation and its Affiliates with respect to a variety of different legal matters. The parties further acknowledge that, for the negotiation, preparation, execution and delivery of this Agreement and for representation with respect to the transactions contemplated thereunder, IDEX Corporation has engaged separate legal counsel and waived the conflict of interest arising from Latham & Watkins LLP’s representation of the Company and the Seller Representative with respect to this matter. Notwithstanding the foregoing restriction, Buyer, for itself and the Company and for Buyer’s and the Company’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Sellers and/or the Company and its Subsidiaries and counsel, including, without limitation, Latham & Watkins LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers and their counsel and would not be subject to disclosure to Buyer or the Company in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Sellers and such counsel and none of Buyer, the Company or any Person acting or purporting to act on behalf of or through Buyer or the Company shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or the Company and not the Sellers.
* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

COMPANY: CVI LASER, LLC
By:	/s/ Stuart Schoenmann
	Name:	Stuart Schoenmann
Its: Chief Executive Officer

BUYER: IDEX CORPORATION
By:	/s/ Frank J. Notaro
	Name:	Frank J. Notaro
Its: Vice President

SELLER REPRESENTATIVE: NORWEST EQUITY PARTNERS VII, LP
By:	Itasca LBO Partners VII, LLP
Its: General Partner

By:	/s/ John E. Lindahl
	Name:	John E. Lindahl
Its: Managing General Partner

SELLERS: NORWEST EQUITY PARTNERS VI, LP
By:	Itasca LBO Partners VI, LLP
Its: General Partner

By:	/s/ John E. Lindahl
	Name:	John E. Lindahl
Its: Managing General Partner

NORWEST EQUITY PARTNERS VII, LP
By:	Itasca LBO Partners VII, LLP
Its: General Partner

By:	/s/ John E. Lindahl
	Name:	John E. Lindahl
Its: Managing General Partner

NORWEST EQUITY PARTNERS VIII, LP
By:	Itasca LBO Partners VIII, LLP
Its: General Partner

By:	/s/ John E. Lindahl
	Name:	John E. Lindahl
Its: Managing General Partner

JOHN HALE
By:	/s/ John Hale
John Hale

STUART SCHOENMANN
By:	/s/ Stuart Schoenmann
Stuart Schoenmann

JOSEPH WHITE
By:	/s/ Joseph White
Joseph White

ROBERT SOALES
By:	/s/ Robert Soales
Robert Soales

CAILONG BAO
By:	/s/ Cailong Bao
Cailong Bao

HELMUT KESSLER
By:	/s/ Helmut Kessler
Helmut Kessler

LYNORE ABBOTT
By:	/s/ Lynore Abbott
Lynore Abbott

BLAKE FENNELL
By:	/s/ Blake Fennell
Blake Fennell

LYNN STRICKLAND
By:	/s/ Lynn Strickland
Lynn Strickland

WILLIAM POLITO
By:	/s/ William Polito
William Polito

DAVID HARGIS
By:	/s/ David Hargis
David Hargis

CFIC, INC. OF DELAWARE, a Delaware corporation
By:	/s/ Robert Roderick
	Name:	Robert Roderick
	Title:	Senior Vice President